As filed with the Securities and Exchange Commission on October 10, 1997
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                                   SUGEN, INC.
             (Exact name of Registrant as specified in its charter)

    Delaware                         2836                       13-3629196
 (State or other              (Primary Standard              (I.R.S. Employer
 jurisdiction of                 Industrial               Identification Number)
incorporation or               Classification
 organization)                 Code Number)
                                 ---------------
                               351 Galveston Drive
                         Redwood City, California 94063
                                 (650) 306-7700
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ---------------
                               Stephen Evans-Freke
                              Chairman of the Board
                                   SUGEN, Inc.
                               351 Galveston Drive
                         Redwood City, California 94063
                                 (650) 306-7700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ---------------
                                   Copies to:
    Brian C. Cunningham, Esq.                           Brian W. Pusch, Esq.
       Cooley Godward LLP                           Law Offices of Brian W Pusch
      Five Palo Alto Square                               Penthouse Suite
       3000 El Camino Real                              29 West 57th Street
Palo Alto, California 94306-2155                         New York, NY 10019
          (650) 843-5000                                    (212) 980-0408

                                 ---------------
        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.
                                 ---------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is filed in a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                 ---------------

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
           Title of Class of            Amount to be           Proposed Maximum             Proposed Maximum            Amount of
      Securities to be Registered       Registered(1)    Offering Price Per Share(2)   Aggregate Offering Price(2)  Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value
  per share                            1,780,000 shares            $19.781                     $35,210,180                $10,670
====================================================================================================================================

(1) Includes (i) up to 1,258,500 shares of Common Stock to be issued upon conversion of the Company's 5% Senior Custom Convertible Notes due 2000 (the "Notes"), (ii) up to 189,000 shares of Common Stock to be issued and paid in lieu of cash, at the Company's option, as interest on the Notes,
     (iii) up to 262,500 shares of Common Stock to be issued upon exercise of Common Stock Purchase Warrants (the "Warrants"), (iv) up to 70,000 shares of Common Stock to be issued upon exercise of warrants issued in connection with placement agent fees, and (v) an indeterminate number of additional shares of Common Stock as may from time to time become issuable upon conversion of the Notes by reason of stock splits, stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act.
(2) The price of $19.781 per share, which was the average of the high and low prices of the Common Stock reported by the Nasdaq Stock Market on October 6, 1997, is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

                                ---------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 10, 1997

PROSPECTUS
                                1,780,000 Shares

                                   SUGEN, INC.

                                  Common Stock

         This Prospectus relates to the offer and sale by certain persons listed herein under "Selling Stockholders" (collectively, the "Selling Stockholders") of (i) a maximum of 1,780,000 shares (collectively, together with the shares referred to in clause (ii) of this sentence, the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of SUGEN, Inc. (the "Company") consisting of: (a) up to 1,258,500 shares of Common Stock to be issued from time to time to the Selling Stockholders upon conversion of the Company's 5% Senior Custom Convertible Notes due 2000 (the "Notes"), (b) up to 189,000 shares of Common Stock to be issued and paid in lieu of cash, at the Company's option, as interest on the Notes, (c) up to 262,500 shares of Common Stock to be issued upon exercise of Common Stock Purchase Warrants (the "Warrants"), (d) up to 70,000 shares of Common Stock to be issued upon exercise of warrants issued in connection with placement agent fees (the "Placement Fee Warrants"), and (ii) in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), such presently indeterminate number of additional shares as may be issuable upon conversion of the Notes or payment of interest on the Notes, based upon fluctuations in the conversion price of the Notes. All of the Shares may be offered by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest that receive such Shares as a gift, partnership distribution or other non-sale related transfer. The Notes, the Warrants, the Placement Fee Warrants and the Common Stock issuable upon conversion or exercise thereof or in payment of interest on the Notes have been and will be issued in transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. See "Recent Developments," "Selling Stockholders" and "Plan of Distribution." The Shares are being registered by the Company pursuant to registration rights granted to the Selling Stockholders.

         The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus. It is anticipated, however, that the Shares will be offered and sold by the Selling Stockholders from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at such fixed prices as may be negotiated from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

         The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "SUGN." On October 9, 1997, the last sale price for the Common Stock as quoted on the Nasdaq National Market was $20.75 per share.

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for a description of agreements by the Company to indemnify the Selling Stockholders against certain liabilities.

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                          SEE "RISK FACTORS" ON PAGE 4.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                 THE DATE OF THIS PROSPECTUS IS OCTOBER __, 1997

         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholders or by any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                              AVAILABLE INFORMATION

         This Prospectus, which constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), omits certain of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete; with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities of the Commission described below, and copies of such material may be obtained from such office upon payment of the fees prescribed by the Commission.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. Furthermore, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such Web site is located at http://www.sec.gov. The Company's Common Stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are hereby incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

         3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

         4. The Company's Definitive Proxy Statement dated April 9, 1997, filed in connection with the Company's 1997 Annual Meeting of Stockholders;

         5. The Company's Current Report on Form 8-K filed on September 18, 1997; and

         6. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on September 13, 1994, including any amendments or reports filed for the purpose of updating such description.

        All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to SUGEN, Inc., 351 Galveston Drive, Redwood City, California 94063, telephone (650) 306-7700, Attn: Corporate Communications and Investor Relations.

         The following information is qualified in its entirety by the more detailed information and financial data, including "Risk Factors," appearing elsewhere in this Prospectus, and in the documents incorporated herein by reference. In addition to historical information contained herein, this Prospectus contains words such as "intends," "believes," "anticipates," "plans," "expects" and similar expressions which are intended to identify forward-looking statements that involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forwardlooking statements, which speak only as of the date hereof. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors."

                                   THE COMPANY

         SUGEN is a biopharmaceutical company focused on the discovery and development of small molecule drugs which target specific cellular signal transduction pathways. Signal transduction is the process by which a signal from the exterior of a cell is transmitted to the cell nucleus, resulting in the activation or suppression of specific genes. Dysfunctional signal transduction pathways have been implicated in disease areas such as cancer and diabetes as well as dermatology, ophthalmology and in disorders of the cardiovascular, immune and neurological systems. The main focus of SUGEN's research and drug development programs is on specific signalling pathways regulated by tyrosine kinases ("TKs"), tyrosine phosphatases ("TPs") and serine-threonine kinases ("STKs"). TKs, TPs and STKs can take the form of cell-surface receptors or intra-cellular signalling molecules. Cell surface receptor TKs, receptor TPs and receptor STKs are three of the largest known families of receptors in the body and are key regulators of critical cellular functions including growth, maturation, migration, metabolism and survival. Aberrant signalling of TKs, TPs and STKs has been shown to result in a variety of chronic and acute pathological disorders. SUGEN's founding scientists, Dr. Axel Ullrich of the Max-Planck-Institut fur Biochemie ("MPI") and Dr. Joseph Schlessinger of New York University Medical Center ("NYU"), are pioneers in the discovery and characterization of TKs, TPs and their signalling pathways.

         SUGEN is pursuing two separate business models for commercialization of its products and technologies, one for oncology and one for applications outside of cancer. In the cancer field, SUGEN is committed to building a vertically integrated oncology business in North America, with the objective of bringing to market a family of target-specific signal transduction inhibitors that are proprietary to SUGEN. In cancer, the Company believes that it will become standard practice to classify tumors by their molecular trigger, thereby enabling physicians to prescribe the appropriate signal transduction inhibitor drug as part of a treatment regimen. SUGEN believes it is a leader in the research and discovery of novel signal transduction targets for cancer drug development.

         In December 1994, the Company filed its first Investigational New Drug ("IND") application with the U.S. Food and Drug Administration ("FDA") for SU101, a platelet-derived growth factor receptor ("PDGF TK") signalling antagonist. Imbalances in the PDGF TK signalling pathway have been implicated by SUGEN and others in subsets of several cancers including brain, ovarian, prostate, lung and melanoma. The Company currently is sponsoring several Phase I/II and Phase II clinical trials. As of September 30, 1997 over 140 patients have been treated with SU101.

         In June 1997, the Company filed its second IND in cancer for SU5416, a drug developed from the Company's Flk-1 TK angiogenesis inhibitor program that addresses patients with solid tumors and may also have applications as an anti-metastasis agent. Clinical trials were initiated in September 1997. SUGEN currently is pursuing five additional proprietary cancer-related drug development programs. These include GRB-2, Raf and orally available PDGF TK inhibitor programs, in which lead compounds are now undergoing in vivo pharmacology studies.

         SUGEN's cancer drug development strategy is designed to facilitate the rapid progression from Phase I clinical studies to FDA approval and product launch, and thus the Company is targeting fast track entry indications for clinical development even where these constitute a relatively small subset of the potentially addressable patient population. Once a product has been introduced to the clinic, SUGEN expects to work with the oncology community on additional clinical studies to extend the labeling of the drug to other applications. In order to market its products effectively, the Company intends to build a U.S. sales force of approximately 50 representatives who would target the major cancer treatment centers. The Company also expects to seek to in-license and market additional late-stage cancer assets that serve to complement SUGEN products, and intends to work with a partner to develop genomic-based cancer diagnostics.

         SUGEN is committed to pursuing in parallel the clinical development of a number of target-specific cancer drugs in North America, concentrating each clinical development program on entry indications in which patients have very poor prognoses and no satisfactory alternative therapies. For each of its cancer development programs,

                                       1.

the Company seeks to find partners for European and Asian territories in order to share development costs. This strategy is exemplified by the collaboration with ASTA Medica Aktiengesellschaft ("ASTA Medica") with respect to the Pan-Her and Raf inhibitor programs, in which ASTA Medica is the Company's collaboration partner in Europe and South America.

         Separate from this strategy, the Company is funding a portion of its ongoing cancer research through a collaboration with Zeneca Limited ("Zeneca"), a major international pharmaceutical company. Zeneca is the Company's collaboration partner and worldwide licensee with respect to five undisclosed cancer drug discovery and development programs, on which SUGEN will receive milestone payments and royalties on worldwide sales and will also have the opportunity to earn profit participation in the North American market by contributing to clinical development costs.

         SUGEN is also applying its drug discovery platform to areas outside oncology, including diabetes, dermatology, ophthalmology, neurological disorders and immunology. In December 1996, the Company filed an IND application with the FDA for SU5271, an epidermal growth factor receptor ("EGF TK") signalling antagonist. SU5271 is a synthetic small molecule signal transduction inhibitor that blocks keratinocyte growth. Hyperproliferating keratinocytes are a major constituent of psoriatic lesions which can be blocked by selectively inhibiting signalling of the EGF TK. The Company is currently conducting Phase I clinical trials on SU5271.

         In the areas outside cancer, SUGEN intends to pursue the commercialization of its technology through joint ventures or collaborations in which SUGEN contributes validated targets, screening technologies and drug leads while the partner provides the disease and clinical expertise as well as funding to bring potential products to market. This strategy is exemplified by the October 1996 collaboration agreement with Vision Pharmaceuticals L.P., an affiliate of Allergan, Inc., and Allergan, Inc. (collectively, "Allergan"). Through this collaboration, Allergan became SUGEN's exclusive corporate partner in the ophthalmic neovascularization field, with the aim of utilizing SUGEN's proprietary small molecule signal transduction inhibition technology to develop novel therapies for the treatment of such major ophthalmic diseases as macular degeneration and diabetic retinopathy.

         SUGEN, Inc. was incorporated in Delaware in 1991. The Company's executive offices are located at 351 Galveston Drive, Redwood City, California 94063, and its telephone number is (650) 306-7700. "SUGEN" is a trademark of the Company. This Prospectus also contains trademarks of companies other than the Company.

Recent Developments

         The Shares being registered represent shares underlying $17,500,000 of the Notes issued on September 12, 1997 by the Company to the Selling
Stockholders pursuant to and in connection with the several Note Purchase Agreements dated as of September 8, 1997. The Notes were sold at par, mature on September 12, 2000 and bear interest at a rate of 5% per annum. Interest on the Notes, which is payable in arrears on the fifteenth day of each November, February, May and August, may be paid in Common Stock or in cash at the option of the Company. The Notes, which will not be convertible for 90 days from their issuance date, can thereafter be converted, together with accrued and unpaid interest and subject to certain limitations, into shares of Common Stock at a conversion price equal to the average of the two lowest trade prices of the Common Stock as reported on Nasdaq for the 20 trading days immediately preceding the conversion date (the "Conversion Price "). Starting January 19, 1998 (the "Fixed Conversion Date"), the Conversion Price may not exceed 115% of the average closing bid price of the Common Stock for the 20 trading days immediately preceding the Fixed Conversion Date. A Selling Stockholder will not be permitted at anytime to convert in excess of the principal amount of Notes or exercise Warrants or Placement Fee Warrants which would result in such Selling Stockholder owning more than 4.9% of the then outstanding Common Stock.

         In connection with the private placement of the Notes, the Selling Stockholders were granted the Warrants to purchase up to 262,500 shares of Common Stock at an exercise price of $16.74 per share.

         Diaz & Altschul Capital, LLC of New York City was placement agent in the transaction. In consideration for its services as placement agent, the Company paid Diaz & Altschul Capital, LLC a fee of $875,000 and issued to its designee,



                                       2.

Diaz & Altschul Group, LLC, the Placement Fee Warrants to acquire 70,000 shares of Common Stock at an exercise price of $16.74 per share.



                                       3.

                                  RISK FACTORS

         The shares offered hereby involve a high degree of risk. The following risk factors, inherent in and affecting the business of the Company, in addition to the information contained elsewhere in this Prospectus and incorporated herein by reference, should carefully be considered before purchasing the shares of Common Stock offered hereby. In addition to historical information contained herein, this Prospectus contains words such as "intends," "believes," "anticipates," "plans," "expects" and similar expressions which are intended to identify forward-looking statements that involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed below.

Early Stage of Development; Technological Change

         SUGEN is at an early stage of development and must be evaluated in light of the uncertainties and complications present in a biotechnology company. The Company has only been in existence since 1991 and to date three drug candidates have entered human clinical testing. To achieve profitable operations on a continuing basis, the Company, alone or with collaborative partners, must successfully develop, manufacture, introduce and market its proposed products. There can be no assurance that the Company will be able to discover any additional lead compounds or develop any commercial products. The time necessary to achieve market success for any individual product is long and uncertain. Products, if any, resulting from the Company's research and development programs are not expected to be commercially available for a number of years even if they are successfully developed and proven to be safe and effective. There can be no assurance that any of the Company's product development efforts or those of its collaborative partners will be successfully completed, that regulatory clearances will be obtained or will be as broad as sought, that the Company's products will be capable of being produced in commercial quantities at reasonable cost or that any products, if introduced, will achieve market acceptance.

         Drug discovery and development methods based upon TKs, TPs and STKs and their signalling pathways are relatively new, and there can be no assurance that these methods will lead to the discovery or development of lead compounds or commercial products or that the Company will be able to employ these methods of drug discovery or development successfully. Three of the Company's compounds have been approved for clinical testing, but there can be no assurance that any other of the Company's current or proposed compounds will be submitted or accepted for clinical testing. In addition, safety or efficacy of the Company's compounds has not been demonstrated. As the Company's additional potential lead compounds are identified, they will require significant additional development, preclinical and clinical testing, regulatory clearance and additional investment prior to their commercialization, and there can be no assurance that any of these efforts will be successful.

Future Capital Needs; Uncertainty of Additional Funding

         The operations of the Company to date have consumed substantial amounts of cash, and substantial additional funds will be necessary in order to conduct the costly and time consuming research and preclinical and clinical testing required to develop its proposed products and to establish manufacturing and marketing capabilities. The Company's future capital requirements will depend on many factors, including, among others, continued scientific progress of its research and development programs, the ability of the Company to establish collaborative arrangements, progress with preclinical and clinical trials of its product candidates, the time and costs involved in obtaining regulatory clearance, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, competing technological and market developments, changes in its existing research relationships and commercialization activities and arrangements. The Company estimates that its existing capital resources, together with facility and equipment financing, expected revenues from its current collaborations and net income from investment activities, will be sufficient to fund its planned operations into approximately mid 1999. The Company anticipates that the funds from future collaborations will extend this time period. However, there can be no assurance that the Company will enter into any such collaboration. Additionally, there can be no assurance that the underlying assumed levels of revenue and expense will prove accurate. The Company intends to seek additional funding through collaborative arrangements, public or private equity or debt financings and capital lease transactions; however, there can be no assurance that additional financing will be available on acceptable terms or at all. If


                                       4.

additional funds are raised by issuing equity securities, further dilution to stockholders may result. In addition, in the event that additional funds are obtained through arrangements with collaborative partners, such arrangements may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research or development programs, which would have a material adverse effect on the Company.

History of Operating Losses and Accumulated Deficit

         The Company has experienced significant operating losses since its inception in 1991. As of June 30, 1997, the Company had an accumulated deficit of approximately $74 million. The Company expects to continue to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially as the Company's research and development efforts, including preclinical and clinical testing, are expanded. The Company's ability to achieve profitability is dependent on its ability, alone or with others, to complete successfully the development of its proposed products, obtain the required regulatory clearances and manufacture and market its proposed products. There can be no assurance if or when the Company will achieve profitability.

Dependence on Collaborative Relationships

         The Company's strategy for the discovery, development, clinical testing, manufacturing and commercialization of its proposed products includes entering into various collaborations with corporate partners, licensors, licensees and others, and is dependent upon the subsequent success of these outside partners in performing their responsibilities. Currently, the Company has corporate collaborations with Zeneca, ASTA Medica and Vision Pharmaceuticals, L.P., an affiliate of Allergan, Inc., and Allergan, Inc. (collectively "Allergan"). Although the Company believes that Zeneca, ASTA Medica, Allergan and any future corporate partners have or will have an economic motivation to perform their contractual responsibilities, the amount and timing of resources to be devoted to these activities by corporate partners are not within the control of the Company. There can be no assurance that such partners will perform their obligations as expected or that the Company will derive any additional revenue from such arrangements over and above the contractual payment amounts. Moreover, there can be no assurance that SUGEN will succeed in identifying lead compounds or developing commercial products from either current or future collaborations.

         The term of the Zeneca collaboration expires in January 2000, unless the parties elect to extend such term. The collaborations with Zeneca, ASTA Medica and Allergan may be terminated under certain circumstances including, in the case of the Zeneca collaboration, a change in control of the Company. Termination of these collaborations could result in the Company relinquishing rights to certain technology or products jointly developed with the respective party. In addition, the collaborations may be terminated for material breach. The termination or material reduction in the scope of the collaborations could have a material adverse effect on the Company.

         In December 1995, the Company received, among other things, a technology set-up fee of $4 million in connection with the ASTA Medica agreement. As of January 1996, the Company received a wind-down fee of $4.3 million in connection with the termination of the Amgen collaboration. Through December 31, 1996, the set-up and wind-down fees from the ASTA Medica and Amgen collaborations, respectively, had been fully recognized as revenue. Going forward, the Company will not recognize any additional revenue under the Amgen collaboration, and will recognize additional revenue under the ASTA Medica collaboration only upon achievement of specified milestones and for contract services for non-collaboration work. In conjunction with the Allergan collaboration, the Company received a $2 million initial payment for past research services, will receive annual research funding and expects to receive additional fees upon the achievement of specified milestones and royalties on any product sales. In addition to the Allergan collaboration, the Company will be required to enter into new collaborations in order to replace the revenues recognized under these collaborations in 1996. No assurances can be given as to the ability of the Company to enter such collaborations on a timely basis or at all.

         There can be no assurance that Zeneca, ASTA Medica and Allergan or any other future collaborator will not pursue their existing or alternative technologies in preference to those being developed in collaboration with the Company. Furthermore, there can be no assurance that the Company will be able to negotiate additional


                                       5.

collaborative arrangements on acceptable terms, if at all, or that such collaborations will be successful. To the extent that the Company chooses not to or is unable to establish such arrangements, it would require substantially greater capital to undertake research, development and marketing of its proposed products at its own expense. In addition, the Company may encounter significant delays in introducing its proposed products into certain markets or find that the development, manufacture or sale of its proposed products in such markets is adversely affected by the absence of such collaborative agreements.

         To complement its internal research capabilities, the Company works closely with Dr. Joseph Schlessinger's laboratory within the Department of Pharmacology at New York University Medical Center ("NYU"), Dr. Axel Ullrich's Department of Molecular Biology at Max-Planck-Institut fur Biochemie ("MPI") and Dr. Werner Risau's laboratory at the Max-Planck-Institut fur Physiologische and Klinische Forschung ("MPP") (MPI and MPP are collectively referred to herein as "Max-Planck Society" or "MPS"). While NYU and MPS have made certain contractual commitments to the Company, they are independent entities and are not under the control of the Company or its officers or directors. Furthermore, the contracts between the Company and NYU and MPS (collectively, the "Research Contracts") do not obligate these institutions to devote any specified level of resources to the research related to potential products for the Company, nor do the Research Contracts require the principal researchers, or any member of their respective research teams, to continue to conduct research related to potential products for the Company. In addition, under the Research Contracts, NYU and MPS retain freedom to select the methods to be used by them in pursuing their research. There can be no assurance that NYU or MPS will continue to conduct research related to potential products for SUGEN or that they will select research targets, or the means to address them, in a manner consistent with the Company's best interests.

         The Company's contracts with NYU and MPP expire in September 2001 and October 1999, respectively, while the Company's contract with MPI expired in August 1997, but it is expected to be renewed in modified form. There can be no assurance that these contracts will be renewed, or that any renewal will be made on terms as favorable to the Company as those contained in the existing contracts. The termination or expiration of any of the Research Contracts, or the failure by NYU or MPS to continue to conduct research related to the Company's potential products under the Research Contracts, could have a material adverse effect on the Company. See "Business--Corporate and Clinical Development Collaborations."

Uncertainty of Protection of Patents and Proprietary Rights;
Possible Patent Litigation

         The Company's success will depend in part on its ability to obtain patents, maintain trade secrets and operate without infringing on the proprietary rights of others, both in the United States and in other countries. Patent matters in biotechnology, and in particular with respect to receptors as screening tools and/or the DNA encoding them, are highly uncertain and involve complex legal and factual questions. Accordingly, the availability of and breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. As of September 30, 1997, SUGEN held exclusive rights to at least 12 issued U.S. patents and had filed and/or held exclusive licenses to approximately 150 United States patent applications, as well as related foreign patent applications. In addition, the Company has received notices of allowance for two applications containing claims relating to the use of SU101 in treating certain PDGFR related cancers and tumors. There can be no assurance that the Company will develop products or processes that are patentable, that patents will issue from any of the pending applications, or that claims allowed will be sufficient to protect the Company's technology. There can be no assurance that the Company's patents, if issued, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company. Competitors have been issued patents, may have filed applications or may obtain additional patents and proprietary rights relating to products or processes competitive with those of the Company or which could block the Company's efforts to obtain patents.

         A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in the field of TKs, TPs and STKs and related downstream signalling molecules. The commercial success of the Company will depend in part on SUGEN not infringing patents issued to competitors and not breaching the technology licenses upon which any Company products are based. The Company in the past has been, and from time to time in the future may be, notified of claims that the Company may be infringing patents or other intellectual property rights owned by third parties. Certain patent applications or patents of the Company's competitors may conflict with the Company's patents and patent applications, and SUGEN is aware that other companies have filed patent applications and have been granted patents in the United States and


                                       6.

other countries claiming subject matter potentially useful or necessary to the Company. Such conflicts could result in a significant reduction in the scope of the coverage of the Company's issued or licensed patents. In addition, if patents are issued to other companies which contain competitive or conflicting claims and such claims are ultimately determined to be valid, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology. If any licenses are required, there can be no assurance that the Company will be able to obtain any such license on commercially favorable terms, if at all, and if these licenses are not obtained, the Company might be prevented from pursuing the development of certain of its potential products. The Company's breach of an existing license or failure to obtain a license to any technology that it may require to commercialize its products may have a material adverse impact on the Company. Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents issued or licensed to the Company or to determine the scope and validity of third party proprietary rights. There can be no assurance that the Company's issued or licensed patents would be held valid by a court of competent jurisdiction. Even if the outcome of such litigation is favorable, the cost of such litigation and the diversion of the Company's resources during such litigation could have a material adverse effect on the Company. An adverse outcome could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology, any of which could have a material adverse effect on the Company. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. When patents issue in certain areas such as Japan and the European community, third parties can oppose such issuance. Should the relevant patent office institute a proceeding termed an opposition, the Company may decide to defend its patent. There can be no assurance that the Company will be successful or that the patent office will not revoke the patent or alter the scope of protection previously granted.

         SU101, a compound generally known by the name leflunomide, is a member of the isoxazole family of compounds. Leflunomide was discovered more than 15 years ago. A large pharmaceutical company holds a number of United States and foreign patents and has filed applications in the United States and abroad covering compositions of matter and pharmaceutical uses of leflunomide and structurally related compounds. While the Company believes at this time that it will receive method of use patent protection on SU101, there can be no assurance that any such patent protection will be issued. SUGEN believes its research and development and its clinical trials with SU101 in the United States are protected from claims of infringement of the United States patents because such activities are being conducted solely for uses reasonably related to development and submission of information to the FDA for regulatory approval. Although the Company cannot predict whether or when SU101 will be approved by the FDA for marketing in the United States, it believes that certain of the pharmaceutical company's patents in the United States may have expired when marketing does begin and that the remaining United States patents are either invalid or will not be infringed by the manufacture and sale of SU101. However, the Company has learned that additional patents have issued in the United States to the pharmaceutical company covering the use of leflunomide and structurally related compounds for the treatment of named cancers. The Company presently does not know if commercialization of SU101 will infringe these additional patents but believes that the additional patents may be subject to claims of invalidity as they relate to SU101. If the additional patents were determined to be valid with respect to SU101, the Company may be required to obtain a license from the pharmaceutical company in order to manufacture and sell SU101 in the United States. The Company presently does not intend to commercialize SU101 outside the United States. There can be no assurance that SU101 will not infringe the recently issued patents, that the term of the pharmaceutical company's other existing patents will not be extended, that the claims of the pharmaceutical company's pending patent applications will not be modified prior to issuance so as to enhance their validity or scope, or that a court will agree with the Company's beliefs regarding invalidity and non-infringement of the patents. To date, the pharmaceutical company has not threatened or commenced legal proceedings against the Company concerning possible patent infringement. There can be no assurance that the pharmaceutical company in the future will not assert claims against SUGEN or that the Company could reach agreement with the pharmaceutical company for a license for SU101 upon favorable terms or at all, if required. The inability of the Company to resolve this matter on favorable terms or at all could have a material adverse effect on the Company. In any event, the assertion of such claims, even if resolved favorably to the Company, could result in substantial costs to the Company.

         SUGEN also relies on trade secrets to protect technology, especially where patent protection is not believed to be appropriate or obtainable. SUGEN attempts to protect its proprietary technology and processes in part by


                                       7.

confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. To the extent that the Company or its consultants or research collaborators use intellectual property owned by others in their work for the Company, disputes may also arise as to the rights in related or resulting know-how and inventions.

Uncertainties Related to Clinical Trials and Product Development

         Before obtaining regulatory clearance for the commercial sale of any of its products under development, the Company must demonstrate through preclinical studies and clinical trials that the potential product is safe and efficacious for use in humans for each target indication. The results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing, and there can be no assurance that the Company's clinical trials will demonstrate sufficient safety and efficacy necessary to obtain the requisite regulatory approvals or will result in marketable products. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a product under development could delay or prevent regulatory clearance of the potential product and would have a material adverse effect on the Company.

         Any drug is likely to produce some toxicities or undesirable side effects in animals and in humans when administered at sufficiently high doses and/or for sufficiently long periods of time. There can be no assurance that unacceptable toxicities or side effects will not occur at any dose level at any time in the course of toxicological studies or of human clinical trials of the Company's potential products. The appearance of any such unacceptable toxicities or side effects in toxicology studies or in clinical trials could cause the Company or regulatory authorities to interrupt, limit, delay or abort the development of any of the Company's product candidates and could ultimately prevent their clearance by the FDA or foreign regulatory authorities for any or all targeted indications. Even after being cleared by the FDA or foreign regulatory authorities, a product may later be shown to be unsafe or to not have its purported effect, thereby preventing its widespread use or requiring withdrawal from the market. There can be no assurance that any products under development by the Company will be safe when administered to patients.

         The rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs, delays or termination of clinical trials, which could have a material adverse effect on the Company. In addition, the Company has a limited clinical staff and, as a result, will rely on third parties to assist the Company in overseeing and monitoring the clinical trials, which may result in delays in completing clinical trials, if at all, if such third parties fail to perform under their agreements with the Company or fail to meet regulatory standards in the performance of their obligations under such agreements. There can be no assurance that the Company will be able to submit a new drug application as scheduled if clinical trials are completed or that any such application will be reviewed and cleared by the FDA in a timely manner or at all.

         The Company currently has three drug candidates in clinical trials. There can be no assurance that the Company will be able to complete the clinical trials successfully, or at all, that other drug candidates entering clinical trials, if any, will successfully complete such trials, or that the Company will be able to demonstrate the safety and efficacy of such drug candidates. Clinical trial results that show insufficient safety or efficacy would have a material adverse effect on the Company.

Government Regulation; No Assurance of Regulatory Clearance

         The manufacturing and marketing of the Company's potential products and its ongoing research and development activities are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against the Company or its potential products.



                                       8.

         Prior to marketing in the United States, any drug developed by the Company must undergo rigorous preclinical and clinical testing and an extensive regulatory clearance process implemented by the FDA under the federal Food, Drug and Cosmetic Act. Satisfaction of such regulatory requirements, which includes satisfying the FDA that the product is both safe and effective, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Preclinical studies must be conducted in conformance with the FDA's good laboratory practice ("GLP") regulations. Before commencing clinical investigations in humans, the Company must submit to and receive approval from the FDA of an IND. There can be no assurance that submission of an IND would result in FDA authorization to commence clinical trials. Clinical testing must meet requirements for institutional review board oversight, informed consent and good clinical practice requirements and is subject to continuing FDA oversight. The Company does not have extensive experience in conducting and managing the clinical testing necessary to obtain regulatory approval. Clinical trials may require large numbers of test subjects. Furthermore, the Company or the FDA may suspend clinical trials at any time if they believe that the subjects participating in such trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND or the conduct of the trials.

         Before receiving FDA clearance to market a product, the Company will have to demonstrate that the product is safe and effective on the patient population that will be treated. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory clearances. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Similar delays also may be encountered in foreign countries. There can be no assurance that even after such time and expenditures, regulatory clearance will be obtained for any products developed by the Company. If regulatory clearance of a product is granted, such clearance will be limited to those disease states and conditions for which the product is useful, as demonstrated through clinical studies.
Marketing  or  promoting  a drug for an  unapproved  indication  is  prohibited.
Furthermore, clearance may entail ongoing requirements for postmarketing studies. Even if such regulatory clearance is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including costly recalls or even withdrawal of the product from the market. There can be no assurance that any compound developed by the Company alone or in conjunction with others will prove to be safe and efficacious in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing clearance.

         Outside the United States, the Company's ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within the European Community ("EC") certain registration procedures are available to companies wishing to market a product in more than one EC member state. If the regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, a marketing authorization will be granted. This foreign regulatory approval process includes all of the risks associated with FDA clearance set forth above.



                                       9.

Intense Competition; Rapid Technological Change

         SUGEN is engaged in a rapidly changing field. Other products and therapies that will compete directly with the products that the Company is seeking to develop and market currently exist or are being developed. Competition from fully integrated pharmaceutical companies and more established biotechnology companies is intense and is expected to increase. Most of these companies have significantly greater financial resources and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing than the Company. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biotechnology companies. Many of these competitors have significant products that have been approved or are in development and operate large, well funded research and development programs. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for products and clinical development and marketing. These companies and institutions compete with the Company in recruiting and retaining highly qualified scientific and management personnel. In addition to the above factors, SUGEN will face competition based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. There is intense competition for access to libraries of compounds to use for screening and any inability of the Company to maintain access to sufficiently broad libraries of compounds for screening potential targets would have a material adverse effect on the Company. There is no assurance that the Company's competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than the Company. See "--Uncertainty of Protection of Patents and Proprietary Rights; Possible Patent Litigation."

Need to Attract and Retain Key Officers, Employees and Consultants

         The Company is highly dependent on key members of its scientific and management staff, the loss of whose services might significantly delay or prevent the achievement of research, development, or business objectives. The Company does not maintain "key person" life insurance on the lives of any officer, employee or consultant of the Company. In addition, the Company relies on consultants and advisors, including the members of its Science Advisory Board and Clinical Advisory Board, to assist the Company in formulating its research and development strategy. Retaining and attracting qualified personnel, consultants and advisors is critical to the Company's success. In order to pursue its product development and marketing plans, the Company will be required to hire additional qualified scientific personnel to perform research and development, as well as personnel with expertise in clinical testing, government regulation, manufacturing and marketing. These requirements are also expected to demand the attention of management personnel and the development of additional expertise by existing management personnel. The Company faces competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms, if at all, and the failure to do so would have a material adverse effect on the Company.

Potential Volatility of Stock Price

         The Common Stock currently trades on the Nasdaq National Market. The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of the Common Stock, like that of the common stock of many other early stage biotechnology companies, has been and can in the future be expected to be, highly volatile. Factors such as the fluctuation in the Company's operating results, announcements of technological innovations or new commercial products by the Company or its competitors, progress with clinical trials, governmental regulation, changes in reimbursement policies, developments in patent or other proprietary rights of the Company or its competitors, including litigation, developments in the Company's relationships with current or future collaborative partners, if any, public concern as to the safety and efficacy of drugs developed by the Company and its competitors and general market conditions may have a significant effect on the market price of the Common Stock.


                                       10.

Lack of Manufacturing Experience; Reliance on Contract Manufacturers

         The Company has no manufacturing facilities and relies on other manufacturers to produce its compounds for research and development, preclinical and clinical purposes. The products under development by the Company have never been manufactured on a commercial scale and there can be no assurance that such products can be manufactured at a cost or in quantities necessary to make them commercially viable. If the Company were unable to contract for a sufficient supply of its compounds on acceptable terms, or if it should encounter delays or difficulties in its relationships with manufacturers, the Company's preclinical and clinical testing schedule would be delayed, resulting in a delay in the submission of products for regulatory approval or the market introduction and subsequent sales of such products, which could have a material adverse effect on the Company. Moreover, contract manufacturers that the Company may use must adhere to current Good Manufacturing Practices regulations enforced by the FDA through its facilities inspection program. If these facilities cannot pass a pre-approval plant inspection, the FDA pre-market approval of the products will not be granted.

Lack of Marketing Experience; Dependence on Third Parties

         The Company currently has no sales, marketing or distribution capability. The Company intends to rely on relationships with one or more pharmaceutical companies with established distribution systems and direct sales forces to market certain of its proposed products and to market other products directly. To market any of its products directly, the Company must develop a marketing and sales force with technical expertise and with supporting distribution capabilities. There can be no assurance that the Company will be able to establish in-house sales and distribution capabilities or relationships with third parties. To the extent that the Company enters into co-promotion or other licensing arrangements, any revenues received by the Company will depend upon the efforts of third parties, and there can be no assurance that such efforts will be successful.

No Assurance of Market Acceptance

         There can be no assurance that, if approved for marketing, any of the Company's products under development will achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including the receipt of regulatory approvals, the establishment and demonstration in the medical community of the clinical efficacy and safety of the Company's product candidates and their potential advantages over existing treatment methods, pricing and reimbursement policies of government and third-party payors. There is no assurance that physicians, patients, payors or the medical community in general will accept and utilize any products that may be developed by the Company.

Uncertainty of Pharmaceutical Pricing and Reimbursement

         The   business  and   financial   condition   of   pharmaceutical   and
biotechnology companies will continue to be affected by the efforts of governmental and third-party payors to contain or reduce the cost of health care. In certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to governmental control. In the United States there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. In addition, an increasing emphasis on managed care in the United States has increased and will continue to increase the pressure on pharmaceutical pricing. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals or managed care efforts may have on its business, the announcement of such proposals or efforts could have a material adverse effect on the Company's ability to raise capital, and the adoption of such proposals or efforts could have a material adverse effect on the Company's business and financial condition. Further, to the extent that such proposals or efforts have a material adverse effect on other pharmaceutical companies that are prospective corporate partners for the Company, the Company's ability to establish a strategic collaboration may be adversely affected. In addition, in both domestic and foreign markets, sales of the Company's proposed products will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that the Company's proposed products will be considered cost effective or that adequate third-party reimbursement will be available to


                                       11.

enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development.

Product Liability Exposure and Uncertain Availability of Insurance

         The use of any of the Company's potential products in clinical trials, and the sale of any approved products may expose the Company to liability claims resulting from the use of its products. These claims might be made directly by consumers, health care providers or by pharmaceutical companies or others selling such products. SUGEN has obtained limited product liability insurance coverage for its human clinical trials. However, insurance coverage is becoming increasingly expensive and no assurance can be given that the Company will be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect the Company against losses due to liability. There can also be no assurance that the Company will be able to obtain commercially reasonable product liability insurance for any product approved for marketing. A successful product liability claim or series of claims against the Company could have a material adverse effect on its business, financial condition or results of operations.

Hazardous Materials

         The Company's research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations if the Company develops manufacturing capacity.

Anti-takeover Provisions

         The Company's Certificate of Incorporation and Bylaws require that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent. Special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer of the Company. These and other charter provisions may discourage certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of the stockholders to approve transactions they may deem to be in their best interests. The Board of Directors also has the authority, without action by the stockholders, to fix the rights and preferences of and issue shares of Preferred Stock, which may have the effect of delaying or preventing a change in control of the Company. In addition, the Board of Directors has adopted a Preferred Share Purchase Rights Plan (commonly known as a "poison pill"), and the Company's research collaboration with Zeneca permits Zeneca to terminate the arrangement if a third party acquires 35% or more of SUGEN's voting stock. These provisions also may have the effect of delaying or preventing a change in control of the Company.

Shares Eligible for Future Sale

         Substantially all of the Company's shares are eligible for sale in the public market. The issuance of Common Stock upon the exercise of stock options and warrants, as well as future sales of such Common Stock or of shares of Common Stock by existing stockholders, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. In September 1997, the Company issued the Notes, which are convertible into Common Stock, and the Warrants and the Placement Fee Warrants, which are exercisable for Common Stock. The Common Stock issuable upon conversion of the Notes, payment of interest on the Notes and exercise of the Warrants and the Placement Fee Warrants are the Shares being registered hereunder. Conversion of the Notes, payment of interest on the Notes in shares of Common Stock and exercise of the Warrants and the Placement Fee Warrants could adversely affect the market price of the Common Stock. See "The Company -- Recent Developments."



                                       12.

                                    BUSINESS

Overview

         SUGEN is a biopharmaceutical company focused on the discovery and development of small molecule drugs which target specific cellular signal transduction pathways. Signal transduction is the process by which a signal from the exterior of a cell is transmitted to the cell nucleus, resulting in the activation or suppression of specific genes. Dysfunctional signal transduction pathways have been implicated in disease areas such as cancer and diabetes as well as dermatology, ophthalmology and in disorders of the cardiovascular, immune and neurological systems. The main focus of SUGEN's research and drug development programs is on specific signalling pathways regulated by tyrosine kinases ("TKs"), tyrosine phosphatases ("TPs") and serine-threonine kinases ("STKs"). TKs, TPs and STKs can take the form of cell-surface receptors or intra-cellular signalling molecules. Cell surface receptor TKs, receptor TPs and receptor STKs are three of the largest known families of receptors in the body and are key regulators of critical cellular functions including growth, maturation, migration, metabolism and survival. Aberrant signalling of TKs, TPs and STKs has been shown to result in a variety of chronic and acute pathological disorders. SUGEN's founding scientists, Dr. Axel Ullrich of the Max-Planck-Institut fur Biochemie ("MPI") and Dr. Joseph Schlessinger of New York University Medical Center ("NYU"), are pioneers in the discovery and characterization of TKs, TPs and their signalling pathways.

         SUGEN is pursuing two separate business models for commercialization of its products and technologies, one for oncology and one for applications outside of cancer. In the cancer field, SUGEN is committed to building a vertically integrated oncology business in North America, with the objective of bringing to market a family of target-specific signal transduction inhibitors that are proprietary to SUGEN. In cancer, the Company believes that it will become standard practice eventually to classify tumors by their molecular trigger, thereby enabling physicians to prescribe the appropriate signal transduction inhibitor drug as part of a treatment regimen. SUGEN believes it is a leader in the research and discovery of novel signal transduction targets for cancer drug development.

         In December 1994, the Company filed its first Investigational New Drug ("IND") application with the U.S. Food and Drug Administration ("FDA") for SU101, a platelet-derived growth factor receptor ("PDGF TK") signalling antagonist. Imbalances in the PDGF TK signalling pathway have been implicated by SUGEN and others in subsets of several cancers including brain, ovarian, prostate, lung and melanoma. The Company currently is sponsoring several Phase I/II and Phase II clinical trials. As of September 30, 1997 over 140 patients have been treated with SU101.

         In June 1997, the Company filed its second IND in cancer for SU5416, a drug developed from the Company's Flk-1 TK angiogenesis inhibitor program that addresses patients with solid tumors and may also have applications as an anti-metastasis agent. Clinical trials were initiated in September 1997. SUGEN currently is pursuing five additional proprietary cancer-related drug development programs. These include GRB-2, Raf and orally available PDGF TK inhibitor programs, in which lead compounds are now undergoing in vivo pharmacology studies.

         SUGEN's cancer drug development strategy is designed to facilitate the rapid progression from Phase I clinical studies to FDA approval and product launch, and thus the Company is targeting fast track entry indications for clinical development even where these constitute a relatively small subset of the potentially addressable patient population. Once a product has been introduced to the clinic, SUGEN expects to work with the oncology community on additional clinical studies to extend the labeling of the drug to other applications. In order to market its products effectively, the Company intends to build a U.S. sales force of approximately 50 representatives who would target the major cancer treatment centers. The Company also expects to seek to in-license and market additional late-stage cancer assets that serve to complement SUGEN products, and intends to work with a partner to develop genomic-based cancer diagnostics.

         SUGEN is committed to pursuing in parallel the clinical development of a number of target-specific cancer drugs in North America, concentrating each clinical development program on entry indications in which patients have very poor prognoses and no satisfactory alternative therapies. For each of its cancer development programs, the Company seeks to find partners for European and Asian territories in order to share development costs. This strategy is exemplified by the collaboration with ASTA Medica Aktiengesellschaft ("ASTA Medica") with respect


                                       13.

to the Pan-Her and Raf inhibitor programs, in which ASTA Medica is the Company's collaboration partner in Europe and South America.

         Separate from this strategy, the Company is funding a portion of its ongoing cancer research through a collaboration with Zeneca Limited ("Zeneca"), a major international pharmaceutical company. Zeneca is the Company's collaboration partner and worldwide licensee with respect to five undisclosed cancer drug discovery and development programs, on which SUGEN will receive milestone payments and royalties on worldwide sales and will also have the opportunity to earn profit participation in the North American market by contributing to clinical development costs.

         SUGEN is also applying its drug discovery platform to areas outside oncology, including diabetes, dermatology, ophthalmology, neurological disorders and immunology. In December 1996, the Company filed an IND application with the FDA for SU5271, an epidermal growth factor receptor ("EGF TK") signalling antagonist. SU5271 is a synthetic small molecule signal transduction inhibitor that blocks keratinocyte growth. Hyperproliferating keratinocytes are a major constituent of psoriatic lesions which can be blocked by selectively inhibiting signalling of the EGF TK. The Company is currently conducting Phase I clinical trials on SU5271.

         In the areas outside cancer, SUGEN intends to pursue the commercialization of its technology through joint ventures or collaborations in which SUGEN contributes validated targets, screening technologies and drug leads while the partner provides the disease and clinical expertise as well as funding to bring potential products to market. This strategy is exemplified by the October 1996 collaboration agreement with Vision Pharmaceuticals L.P., an affiliate of Allergan, Inc., and Allergan, Inc. (collectively, "Allergan"). Through this collaboration, Allergan became SUGEN's exclusive corporate partner in the ophthalmic neovascularization field, with the aim of utilizing SUGEN's proprietary small molecule signal transduction inhibition technology to develop novel therapies for the treatment of such major ophthalmic diseases as macular degeneration and diabetic retinopathy.

Overview of Cellular Signal Transduction Pathways

         The last decade of research has led to an increased understanding of how cells communicate with each other to coordinate the growth and maintenance of the multitude of tissues within the human body. A key element of this communication network is the transmission of a signal from the exterior of a cell to its nucleus, which results in the activation or suppression of specific genes. This process is called signal transduction. An integral part of signal transduction is the interaction of ligands, receptors and intracellular signal transduction molecules ("downstream signalling molecules").

         Ligands are chemical messengers, usually released by one cell to communicate with a target cell by binding to specific receptors on the target cell's surface. A receptor generally takes the form of a protein that straddles a cell's membrane, with its "ligand binding domain" protruding out of the cell and its "intracellular domain" anchored inside the cell. When a ligand binds to its receptor, the newly formed receptor/ligand complex triggers the activation of a cascade of downstream signalling molecules, thereby transmitting the message from the exterior of the cell to its nucleus. When the message is received in the nucleus, it dictates the activation or suppression of specific genes, resulting in the production of proteins that carry out a specific biological response. Depending on the specific ligand, receptor and downstream signalling molecules, the resulting signalling cascade controls diverse and distinct cellular processes. For example, metabolic changes can be effected by a ligand such as insulin which, after binding to the insulin receptor, activates a specific set of downstream signalling molecules within the cell, ultimately leading to the regulation of glucose uptake and other insulin-associated functions.

Tyrosine Kinases, Tyrosine Phosphatases and Serine-Threonine
Kinases in Signal Transduction

         TKs, TPs and STKs are classes of signalling molecules that are central to the healthy functioning of all tissues. Some well known TKs include Her2, PDGF TK, insulin receptor ("insulin TK"), EGF TK, macrophage colony stimulating factor receptor and nerve growth factor receptor. At present, there are approximately 100 known human TKs, all of which have been cloned over the last twelve years. TPs were not discovered until 1988, and at present there are approximately 50 known human TPs.



                                       14.

         Generally, when a ligand binds to receptor TKs, the receptors must dimerize (join in pairs at the cell surface) to become activated. This coupling activates a specific enzyme activity which resides within the intracellular domain of each TK. Upon activation, the TKs commence cross-phosphorylation, a process whereby phosphates (highly charged particles) are enzymatically added to specific sites on each of the TKs. These phosphates serve as attachment sites at which specific downstream signalling molecules interact with the TKs. Many of these downstream signalling molecules in turn become phosphorylated themselves, enabling them to recruit their own substrates and thus pass on the signal. Depending on the specific ligand and receptor, the resulting signalling cascade leads to changes in gene expression or affects other cellular systems that ultimately determine if the cell is to grow, mature, migrate, metabolize or survive.

         Complementing TKs are TPs, which were first characterized in detail by Dr. Edmond H. Fisher, a 1992 Nobel Laureate, SUGEN collaborator and member of SUGEN's Science Advisory Board. While the TKs phosphorylate target proteins to exert their activity, the TPs remove phosphates ("dephosphorylate") from target proteins, thereby regulating the activity of the TKs. Generally, when a receptor TK is activated by its ligand, a given biologic response is triggered. Conversely, when a TP is activated, there is usually down regulation of a given biologic response. In this manner, TKs can be visualized as the "gas pedal" and TPs as the "brake pedal" for numerous biological processes. Many cellular responses are thus regulated by the balance between specific TKs and TPs.

         The most abundant kinases in the cell are STKs which phosphorylate serine and threonine residues. These enzymes control an array of processes in the cell. Many STKs act downstream in signal transduction cascades initiated by TKs, while others integrate signals originating from other classes of receptors (e.g., G protein-coupled receptors). STKs are involved in controlling the cell cycle, the response of the cell to environmental stress, the development of certain cells and tissues, and other processes such as metabolism.

Diseases and Disorders Related to TK, TP and STK Signalling Pathways

         TKs, TPs, STKs and their signalling pathways play key roles in a variety of normal cellular functions involving virtually every cell type in the body. Examples include the growth of epithelial cells (skin and lining tissues of internal organs), angiogenesis, hematopoiesis, proliferation of connective tissue cells (fibroblasts), survival and differentiation of nerve cells, regeneration of tissues during wound healing and regulation of the energy metabolism of all cells. While normal cellular function involves a balance between kinase and phosphatase activity, imbalances between these molecules have been shown to result in a variety of chronic and acute pathological conditions, including cancer and diabetes as well as in dermatologic, ophthalmic, neurologic and immunologic disorders.

         The close association of TKs, TPs and STKs with disease, coupled with structural characteristics of these molecules, make them attractive targets for drug discovery and therapeutic intervention. The intracellular domains of these receptors can be targeted with great selectivity by drugs that inhibit enzyme activity or that prevent the binding of downstream signalling molecules to the phosphorylated receptor. Critical points further downstream in the signalling cascade may also be viable targets since selective intervention at these points can prevent the message from reaching its final destination in the nucleus.

Cancer

         Research over the past 20 years has reinforced the view that cancer is a disease involving damage, loss or amplification of specific genes. Moreover, of the numerous oncogenes identified to date, many appear to be abnormal versions of TK and STK signalling pathway components, such as ligands, TKs or STKs or downstream signalling molecules. These discoveries have led to the realization that dysfunctional TK or STK signalling pathways play an integral role in cancer. More recently, as TPs have been shown to counteract the activity of TKs, TPs have been implicated as potential tumor suppressor genes.

         In 1986, Dr. Ullrich and Dr. Dennis Slamon of the University of California at Los Angeles Medical Center, a researcher, clinical oncologist and member of SUGEN's Science Advisory Board, established the clinical relevance of overexpression of a receptor TK known as Her2 in human breast and ovarian cancers. In their study of approximately 200 patients it was found that almost 30% of breast and ovarian cancer patients overexpress Her2


                                       15.

and that high levels of Her2 in a patient's tumor correlated with reduced survival time. Since that time, subsets of other types of human tumors have been shown to express high levels of Her2, including gastric and lung cancers. Animal data from several laboratories has demonstrated that the suppression of Her2 activity has a significant inhibitory effect on tumor growth, validating Her2 as a target for cancer therapy in the subset of patients that overexpress this TK. Similarly, aberrant PDGF TK signalling has been implicated in studies at SUGEN and elsewhere in subsets of brain, ovarian and other solid tumors, and overexpression of the EGF TK has been implicated in subsets of breast, brain, head and neck, lung and gastric cancers.

         As a result of the close linkage between TK, TP and STK aberrations and cancer, SUGEN believes that certain cancers can be recategorized according to specific TK, TP and STK signalling pathway defects rather than merely by physical location in the body (e.g., breast, lung, brain). Several observations support this approach. For example, TK overexpression is not a transient phenomenon. Cancer cells that exhibit TK overexpression do so continuously. In addition, in many cases a cancer cell exhibits heavy overexpression of only one TK. For instance, when cancer cells metastasize from a Her2-dependent tumor and establish themselves at a remote site in the body, the distal tumor has also been observed to overexpress Her2. Furthermore, SUGEN has shown that certain tumor cells that overexpress a TK are more sensitive to TK inhibitors than normal cells, thus reducing the likelihood of a TK inhibitor affecting normal cells and causing problematic side effects. The Company believes that these observations are the basis for a new approach to cancer therapy which might commence with a sample of biopsy material being sent to a pathology lab for gene expression profiling in order to determine the nature of the cellular abnormality, such as overexpression of a TK. This diagnosis could then be used to select the appropriate target-specific signal transduction inhibitor for treatment.

Angiogenesis

         Studies conducted by SUGEN in mice have shown that small molecule drug candidates targeting the Flk-1 pathway can block the formation of blood vessels ("angiogenesis") essential to the growth and spread of most solid tumors. Flk-1 TK receptors, present on endothelial cells which make up blood vessel walls, act as regulators of cell growth and angiogenesis. Tumors secrete vascular endothelial growth factor ("VEGF") which binds to Flk-1 TK receptors resulting in the sprouting of capillaries from the blood vessel toward the tumor. Blocking Flk-1 TK activity blocks the ability of most tumors to stimulate formation of blood vessels and thus deprives the tumor of necessary nutrients. In preclinical studies conducted by researchers at SUGEN and collaborating labs, small molecule inhibitors of the Flk-1 receptor tyrosine kinase blocked VEGF-dependent angiogenesis, as well as vascular permeability, and human endothelial cells were prevented from undergoing cell division that is required for the formation of new blood vessels. Other studies by the Company suggest that a tumor's ability to form metastases depends on the degree of vascularization of the primary tumor. A high degree of vascularization generally correlates with a poorer prognosis. SUGEN has demonstrated that by blocking Flk-1 TK activity in a metastasis model it can block the formation of metastases to the liver and also prolong life in animals. Flk-1 TK inhibitors thus are potentially useful to treat metastatic disease in defined patient populations.

         Flk-1 TK may also be an effective therapeutic for treating other diseases associated with angiogenesis. These include psoriasis, rheumatoid arthritis and ocular neovascularization. Potential ophthalmic applications are in diabetic retinopathy and macular degeneration.

Diabetes

         SUGEN has determined that certain TPs appear to be the body's natural down regulators of the insulin TK signalling pathway. A drug which selectively blocks these TPs may restore signalling through the insulin TK pathway, thereby increasing glucose uptake and metabolism, and may constitute a novel therapeutic approach to both Type I and Type II diabetes. Such a drug may also offer the advantage of being orally available.

Psoriasis

         Hyperproliferation of keratinocytes contributes to psoriasis, and work by SUGEN and its collaborators has demonstrated that EGF TK signalling is required for the growth of keratinocytes. These studies suggest that a drug which blocks the EGF TK may be useful in treating psoriasis. Psoriasis is a chronic skin disorder that affects approximately four million people in the United States, and annual treatment costs in this country are estimated at


                                       16.

over $1.5 billion. There are few currently available drugs for this disease that offer satisfactory efficacy and safety. SUGEN's work in psoriasis is based in part on research conducted at the Hebrew University of Jerusalem ("HUJ").

Neurobiology

         TKs, TPs and their signalling pathways are known to play key roles in the maintenance of the central and peripheral nervous systems. SUGEN has identified novel TKs and TPs whose expression is restricted to the nervous system and which may serve as therapeutic targets for intervention in neurodegenerative diseases.

Immunology

         The role of TKs and STKs in the generation and maintenance of the human immune system has been well established by a number of research teams around the world. Signal transduction molecules in the immune system represent potential drug discovery targets for identifying novel immunosuppressive and immuno-stimulative drugs.

SUGEN's Drug Discovery Technology

         SUGEN's goal is to discover and develop drugs that target specific TKs, TPs, STKs or related downstream signalling molecules. SUGEN's drug discovery effort is focused primarily on the discovery of small molecule drugs derived from synthetic compound libraries and collections of natural product extracts, including microbes, fungi and plants. As compared to biologic pharmaceuticals such as proteins, peptides and carbohydrates, small molecules often offer advantages as potential drugs. Small molecules can more easily penetrate cell membranes and the blood brain barrier, can often be delivered orally, and can be less immunogenic. These molecules also tend to involve substantially lower process development and manufacturing costs. Using inhibition of TK phosphorylation in a whole cell environment as an initial screening criterion, SUGEN has been able to identify lead compounds in a number of its programs that penetrate the cell easily, show minimal cytotoxicity and demonstrate potent and selective activity on given targets.

         SUGEN's process of drug discovery includes the following steps, regardless of disease area: (1) target identification; (2) target validation;
(3) assay design and screening of compounds for leads; and (4) lead optimization, including crystallography and medicinal chemistry. The Company's in-house research teams also work closely with NYU, MPI and Max-Planck-Institut fur Physiologische und Klinische Forschung ("MPP") in target identification and target validation. In this case, the remaining steps of this process are conducted primarily by SUGEN or by its corporate partners.

Target Identification

         SUGEN's genomics efforts are focused exclusively on certain families of signal transduction genes, which make up approximately one percent of the entire human genome. These families include the TKs, TPs, STKs, adaptor molecules and certain other important molecules involved in cellular signalling. Within this specific area of focus, SUGEN identifies and defines the function of novel genes and their protein products, and in turn assesses their utility as targets for therapeutic intervention against diseases of interest to the Company.

         SUGEN believes that substantially the entire human genome will be sequenced within a few years, and most of that sequence data will be available on public databases. SUGEN's target identification effort, therefore, is focused on determining the function of novel genes. In this regard, SUGEN has made a strategic commitment to its bioinformatics platform, representing a bridge between abundant gene sequence data and disease-relevant discoveries.

         SUGEN's bioinformatics program starts with a physical repository of the approximately 200 known signal transduction genes in addition to numerous other genes discovered by SUGEN but not published to date. SUGEN also has a proprietary panel of oligonucleotide primers capable of recognizing genes that are minimally related to genes already in the SUGEN library. All of this information is supported by an in-house massively parallel computer processing platform capable of approximately 68,000 million instructions per second (mips) throughput. Using sophisticated pattern recognition algorithms, SUGEN is able to mine the public databases on a daily basis looking for new sequence material of interest, for the complete sequences of gene fragments identified from cells of interest,


                                       17.

for additional members of newly discovered families of signal transduction genes, or for homologs of human genes in non-human genome databases that could provide quick insights into the function of the new human gene.

         SUGEN has used this bioinformatics platform to develop a proprietary technology called transcript imaging, for which the Company has filed for patent protection. This technology enables SUGEN researchers to take a small sample of cells or tissue of interest and to obtain rapidly a systematic analysis of the expression levels in the sample of every TK and TP in SUGEN's library. Transcript imaging allows SUGEN to identify quickly the signalling pathways that play key roles in specific cell types and, more importantly, to compare diseased cells to healthy cells in order to determine where aberrant signalling may play a causative role in a disease. For example, if a particular signal transduction gene is heavily overexpressed in a significant proportion of samples of a specific tumor type, that gene becomes a potential target for drug development. If the gene can subsequently be validated as playing a causative role in these tumors, it may be adopted as a target for drug discovery. SUGEN believes that transcript imaging also has the potential to become an important diagnostic tool, but SUGEN will seek to pursue this opportunity in partnership with an established diagnostics company.

Target Validation

         A primary challenge in SUGEN's target driven drug discovery is to progress as efficiently as possible from identifying a potential new target to verifying that a drug which specifically acts on that target could have a significant therapeutic benefit in the treatment of a given disease. SUGEN terms this process "target validation," and it is a crucial step before committing resources to assay development and screening for target-specific drug leads. The first step in validating a novel target usually involves developing a battery of proprietary reagents, including truncated or point-mutated genes, anti-sense constructs and antibodies. In the case of novel receptors, where the natural ligands and signalling substrates initially may be unknown, the Company employs a variety of advanced methods for identifying and cloning these molecules. Using these reagents, the Company then engineers cell lines in which it has clearly characterized the expression levels and activity of the target gene. These cell lines can then be used to establish in vitro and in vivo whether down-regulating the target will block the disease cascade.
If so, the target is considered validated.

Assay Design/Screening

         From its inception, SUGEN has committed significant resources to building a strong assay development capability, and the Company regards this capability as an important component of its proprietary position in the discovery and development of target specific signal transduction inhibitor drugs. Assay quality is the most important determinant of any screening program's productivity, and this becomes even more important in target driven drug discovery. SUGEN primarily employs engineered whole cell assays rather than biochemical assays. A majority of SUGEN's assays are designed for high-throughput robotics screening, and its core assay technologies are broadly applicable to TKs, TPs and STKs and related signalling molecule targets.

         SUGEN's drug discovery process employs a battery of proprietary assays and models engineered specifically to ensure that the target is present and functional in a consistent fashion at each step of the screening cascade. SUGEN's assays are designed to answer the following four questions:

         Screen 1 Can a compound block the signalling of the target in question, within the context of a living cell?

         Screen 2 Is the compound sufficiently selective in blocking the desired target's signalling (i.e., can it block the target without blocking closely related targets)?

         Screen 3 Does the compound exert the desired biological effect on a living cell (e.g., block cell growth)?

         Screen 4 Does the compound exert the desired biological effect within the context of an in vivo disease model?



                                       18.

         By employing this proprietary screening cascade, SUGEN hopes to identify lead compounds which are active in a whole cell environment, are sufficiently potent and specific to a given target, and are active in an in vivo disease model which is driven by the given target.

         Once targets are validated by SUGEN and the assays have been developed and validated, diverse libraries of synthetic small molecules and natural product extracts are screened in order to identify potential drug leads. SUGEN currently has a number of targets moving through its screening assays, and as new targets are validated SUGEN continues to add to its panels of assays. Each additional assay enhances the Company's ability to determine the specificity of lead compounds. Along with assay design and screening, SUGEN has devoted significant resources to acquiring libraries of structurally diverse compounds from a variety of sources around the world.

         Chemical Compound Libraries. SUGEN has entered into a number of agreements designed to obtain chemical compounds for screening. These agreements cover a broad range of chemical entities from sources across the world. The Company currently has over 25,000 chemical compounds available in-house for screening and has access to a portion of Zeneca's and ASTA Medica's libraries for collaboration targets.

         Natural Product Sources. SUGEN has gained access to commercial and non-commercial sources of natural products, including microbial, plant and fungal extracts. These sources represent a worldwide collection network providing substantial diversity of material, including extracts from Japan, China, Europe and North America. The Company is currently negotiating to gain access to additional sources of extracts from different parts of the world. The Company currently has over 16,000 natural product extracts available in-house for screening.

Lead Optimization

         The objective of SUGEN's lead optimization program is to increase the potency, specificity and pharmacologic properties of lead compounds by designing and synthesizing analogs. Lead optimization uses an iterative process employing panels of assays to test for TK activity, TK specificity, and in vivo pharmacologic endpoints of lead molecules in order to derive compounds with clinical utility. All results are entered into a database that allows for determination of structure and activity relationships leading to synthetic chemistry efforts that follow important parameters for drug development. This growing database represents a proprietary source of information on relationships between small molecules, their specific targets, and the pharmacologic properties of the compounds which the Company believes will accelerate the optimization of lead compounds in several SUGEN programs.

         SUGEN has recently added crystallographic analysis and computational chemistry to its drug discovery infrastructure. Work being done in Dr. Schlessinger's lab at NYU, as well as with other collaborators, allows SUGEN scientists to direct synthetic chemistry efforts in a manner that relies upon information derived from models that use SUGEN compounds in association with the catalytic core of TKs. With this information in hand, the Company believes that the lead optimization process can be pursued in a more rational manner since chemistry efforts are better directed. In this regard, in a collaboration with ArQule, Inc. ("ArQule") SUGEN used combinatorial chemistry technology closely coordinated with crystallography data to rapidly synthesize large numbers of analog compounds around SUGEN's lead compounds. The crystallographic analysis provides a rationale to identify novel chemical templates that may provide a cache of novel compounds with broad application to the inhibition of TKs and STKs.

         The Company believes that its ability to improve potency and specificity in the early stages of drug discovery process and pharmacologic features in the later stages of lead optimization may reduce the incidence and severity of side effects and thus may reduce the cost, time and risk associated with bringing potential products to market.

Preclinical Development

         Wherever possible, SUGEN's in vitro and animal models utilize cell lines, reagents and techniques developed during target validation; therefore, the appropriateness of the model system is already known prior to drug testing. In addition, many other tools used during target validation are used again at this stage of testing. Typically, additional cell lines and animal models will need to be developed in order to enable the accurate assessment of a compound's target-specific activity in an in vivo environment.


                                       19.

Product Development Programs

         The breadth of involvement of TKs, TPs, STKs and their signalling pathways in biological functions makes it impractical for the Company to establish drug discovery programs in all disease areas in which opportunities may emerge. SUGEN currently is focusing on disease areas that represent significant market opportunities and where the underlying science is relatively mature. Therefore, SUGEN concentrates its drug development resources on cancer, diabetes and psoriasis, with additional focused efforts on cardiovascular, immunologic and neurologic disorders. The Company believes that these disease areas offer opportunities for the development of novel pharmaceuticals that will represent major advances in efficacy and safety over currently available therapies.

         The following table outlines SUGEN's research and development programs.
Certain of these programs are being pursued independently, while others are being undertaken with SUGEN's collaborators.

======================================================================================================================
       Program                              Indication                     Status (1)              Rights
----------------------------------------------------------------------------------------------------------------------
                                             Oncology
----------------------------------------------------------------------------------------------------------------------
SU101                                 Malignant glioma, prostate,         Phase I/II, Phase        SUGEN
PDGF TK Antagonist                    ovarian, non-small cell lung        II
----------------------------------------------------------------------------------------------------------------------
SU5416                                Angiogenesis inhibition             Phase I                  SUGEN
Flk-1 TK Antagonist                   -Most solid tumor types
----------------------------------------------------------------------------------------------------------------------
GRB2 Antagonist                       Multiple TK-driven tumors           Lead compounds           SUGEN
----------------------------------------------------------------------------------------------------------------------
Pan-Her Antagonist (formerly          Breast, ovarian, gastric, lung      Lead compounds           ASTA
Her2 Antagonist)                      head and neck, prostate                                      Medica
                                      cancers                                                      Europe and
                                                                                                   South
                                                                                                   America
                                                                                                   SUGEN
                                                                                                   United
                                                                                                   States and
                                                                                                   rest of
                                                                                                   world
----------------------------------------------------------------------------------------------------------------------
Orally available PDGF TK              Malignant glioma, prostate,         Lead compounds           SUGEN
Antagonists                           ovarian, non-small cell lung
----------------------------------------------------------------------------------------------------------------------
Raf Antagonist                        Pancreatic, bladder cancers         Lead compounds           ASTA
                                                                                                   Medica
                                                                                                   Europe and
                                                                                                   South
                                                                                                   America
                                                                                                   SUGEN
                                                                                                   United
                                                                                                   States and
                                                                                                   rest of
                                                                                                   world
----------------------------------------------------------------------------------------------------------------------
Met TK Antagonist                     Stomach, colorectal and lung        Screening                SUGEN
                                      cancers
----------------------------------------------------------------------------------------------------------------------
Five undisclosed cancer               Certain major cancers               Research and             Zeneca
targets                                                                   screening
----------------------------------------------------------------------------------------------------------------------
                                                   Other Programs



                                       20.





----------------------------------------------------------------------------------------------------------------------
SU5271                                Psoriasis                           Phase I                  SUGEN
EGF TK Antagonist
----------------------------------------------------------------------------------------------------------------------
Flk-1 TK Antagonist                   Angiogenesis inhibition in          Preclinical              Allergan
(ocular targets)                      Ophthalmology
                                       - Diabetic Retinopathy
                                       - Macular Degeneration
----------------------------------------------------------------------------------------------------------------------
F1k-1 TK Antagonist                   Rheumatoid Arthritis                Preclinical              SUGEN
(other targets)
----------------------------------------------------------------------------------------------------------------------
PDGF TK Antagonist                    Cardiovascular diseases             Lead compounds           SUGEN
(and other targets)
----------------------------------------------------------------------------------------------------------------------
Insulin TP Antagonist                 Diabetes                            Preclinical              SUGEN
                                        Type I/Type II
----------------------------------------------------------------------------------------------------------------------
Neurology targets                     Neurodegenerative diseases          Research and             SUGEN
                                                                          screening
----------------------------------------------------------------------------------------------------------------------
Immunology targets                    Immune suppression, asthma          Research and             SUGEN
                                                                          screening
======================================================================================================================

---------------

(1)      "Research"                 Cloning  and characterization of  novel TKs,
                                    TPs, STKs and related downstream signalling molecules (Target Identification) and vali-dation of the role, if any, of those mole-cules in a given disease (Target Valida-tion).

         "Screening"                Screening to identify lead compounds.

         "Lead Compounds"           Evaluating drug leads and/or natural product
                                    extracts  in  relevant  in  vitro   cellular
                                    models including genetically engineered cell lines, as well as ex vivo human tissues and in vivo animal models.

         "Preclinical"              Pharmacology   and  toxicology   testing  in
                                    preclinical models, drug formulation and manufacturing scale-up to gather necessary data to comply with applicable regulatory protocols prior to submission of an IND with the FDA.

         See "Risk Factors" for a discussion of certain risks related to the development of potential products.

Cancer

         Many of the cancers that SUGEN's programs are addressing have patient subsets with extremely poor prognosis and no alternative for effective treatment. For example, in certain cancers of the brain, breast, ovary and pancreas, patient subsets can be defined in advance for which the average survival time is short. By focusing on these patients initially, the Company believes that it may be able to demonstrate statistically significant efficacy with relatively small patient numbers and possibly shortened trial duration if the compounds prove to be active.

         SU101/PDGF TK Antagonist. SU101 is a small synthetic molecule which inhibits the platelet-derived growth factor receptor ("PDGF TK") signalling pathway. PDGF is a growth factor ligand that stimulates the growth of a variety of cell types through binding to the PDGF TK. The PDGF TK was first cloned by a group of collaborators led by Dr. Ullrich in 1983. Imbalances in the PDGF TK signalling pathway have been implicated by SUGEN and others in subsets of several cancers including brain, ovarian, prostate, lung and melanoma.



                                       21.

         To expedite the commercialization of SU101, the Company is focusing its initial development efforts on malignant glioma, a highly aggressive brain tumor, and selected other solid tumor patient populations with very poor prognosis. A subset of each of these cancers appears to be correlated with aberrant PDGF TK signalling. Malignant glioma patients and refractory ovarian patients have a mean survival time of approximately nine months and less than 12 months, respectively. Given the poor prognosis for these patients, the Company believes that establishing clinical efficacy may not require large trials if the compound is active. SUGEN believes SU101 may also have applications in other cancers that involve aberrant PDGF TK signalling, including prostate and non-small cell lung cancers.

         In December 1994, the Company filed its first IND application with FDA for SU101 and the Company currently is sponsoring several Phase I/II and Phase II clinical trials. As of September 30, 1997 over 140 patients have been treated with SU101.

         The Company has filed patent applications in the United States and abroad claiming the method of treating PDGR TK driven cancers with SU101. While the Company believes at this time that it will receive method of use patent protection on SU101, there can be no assurance that any such patent protection will be issued. In March 1997, the U.S. patent office issued to SUGEN a patent on the formulation of SU101. In addition, the Company has received notices of allowance for two applications containing claims relating to the use of SU101 in treating certain PDGFR related cancers and tumors. Patents have been issued in the United States to a large pharmaceutical company covering the use of leflunomide and structurally related compounds for the treatment of cancer. The Company presently does not know if commercialization of SU101 will infringe these patents but believes that these patents may be subject to claims of invalidity as they relate to SU101. See "--Patents and Proprietary Technology."

         SU5416/Flk-1 TK Antagonist. Formation of the body's network of blood vessels, or angiogenesis, occurs throughout early human development. This process generally stops once a person reaches adulthood. Exceptions could exist during wound healing and the menstrual cycle. Angiogenesis is re-triggered in adults, however, during certain pathological conditions including tumor formation and metastasis, and in certain ophthalmic disorders, including diabetic retinopathy and macular degeneration. The pharmaceutical industry has long sought inhibitors of angiogenesis for cancer because, theoretically, inhibiting angiogenesis would starve tumors with few side effects. The potential markets for such a product include all patients with solid tumors where an angiogenesis inhibitor could be an important adjunctive therapy, and in patients with metastatic disease.

         SUGEN and its collaborators have identified the Flk-1 TK as a receptor VEGF and as a major regulator of angiogenesis. Experiments in mice have confirmed that eliminating Flk-1 TK activity effectively disables the ability of the majority of tumors to stimulate formation of blood vessels to nourish themselves, resulting in inhibition of tumor growth. In June 1997, the Company filed an IND in cancer for SU5416, a drug developed from the Company's Flk-1 TK angiogenesis inhibitor program that addresses patients with solid tumors and may also have application as an anti-metastasis agent. Clinical trials were initiated in September 1997.

         The Company has established an exclusive research and licensing agreement with the MPP to support the work of Dr. Werner Risau, a SUGEN consultant and a director of MPP, and his laboratory. Dr. Risau is one of the leading researchers in the field of angiogenesis. In collaboration with the laboratories of Dr. Risau and Dr. Ullrich, SUGEN is conducting further studies into the mechanisms of angiogenesis, including the identification of additional TK and TP related signalling pathways involved in angiogenesis.

         GRB2 Antagonist. Growth factor receptor binding protein 2 ("GRB2"), a downstream signalling adaptor molecule, was originally cloned by Dr. Schlessinger's laboratory. GRB2 has been shown to be an essential element in the signal transduction pathway of many TKs, particularly as a link between TKs and Ras. (See "Raf Antagonist" below). SUGEN is investigating the role of GRB2 in linking TK signalling to Ras activation in certain TK induced cancers, with the belief that inhibition of GRB2 might be of therapeutic benefit for a broad range of cancers typified by an activation of the TK-Ras pathway. In April 1997, the U.S. patent office issued a patent on SUGEN's proprietary cancer target GRB2. Other patent claims with respect to this target have also been filed. See "--Patents and Proprietary Technology."

         SUGEN has developed proprietary assays for high throughput screening for GRB2 inhibitors and has now identified a novel class of signal transduction inhibitors that act by blocking the function of the GRB2 adaptor


                                       22.

protein. In vitro studies indicate that SUGEN's GRB2 inhibitors act as cytostatic agents, causing cancerous cells to cease multiplying or enter programmed cell death (apoptosis). Preliminary in vivo studies indicate efficacy in tumor growth inhibition.

         Pan-Her Antagonist (formerly Her2 Antagonist). Her2 is a TK, first cloned by Dr. Ullrich, which is believed to play an important role in certain aggressive breast, ovarian, gastric and lung cancers. Monoclonal antibodies targeting Her2, including one developed by Dr. Ullrich, are currently in human clinical trials by others for certain cancers. While the Company believes that these trials may serve to validate the concept of targeting aberrant TKs in cancer, SUGEN believes that a small molecule inhibitor of Her2 which also blocks the closely related Her1 and Her4 receptors (thus, a Pan-Her Antagonist), has the potential to be a more attractive therapy. SUGEN believes it has identified a number of highly potent and specific small molecule inhibitors of Pan-Her. The Company is currently testing several of these molecules in animal models. The Company is pursuing its Pan-Her Antagonist program in collaboration with ASTA Medica.

         Orally active PDGF TK Antagonist. SUGEN is committed to developing an orally active small molecule inhibitor of the PDGF TK signalling pathway. From a commercialization standpoint, an orally active compound may be complementary to SU101 in that it may be developed as a chronic oral dosage form. The Company currently has several small molecule inhibitors of the PDGF TK signalling pathway which in vivo animal studies appear to be orally available and may have the potential to treat numerous PDGF TK driven proliferative disorders, especially cancers. The PDGF TK also appears to be involved in both restenosis of blood vessels after clearance by angioplasty, and more broadly in atherosclerosis.

         Raf Antagonist. Raf, an STK, is a downstream signalling molecule through which numerous signalling pathways have been found to converge. Raf is known to interact with the oncogene Ras, and is required in order for Ras to relay its signals. The Ras oncogene has long been known to play an integral role in certain cancers, and may be involved in over 20% of all tumors including approximately 90% of pancreatic tumors. Moreover, Ras has drawn the attention of the pharmaceutical industry for many years because of its frequent mutational activation in tumor cells. However, since its biochemical activity and upstream activators were not well defined, the search for Ras inhibitors has proved difficult. In contrast, the Company believes that Raf is a more suitable target for therapeutic intervention.

         Dr. Ulf Rapp, Director of Molecular Biology at the University of Wurzburg, Germany, a SUGEN consultant and the discoverer of Raf, has demonstrated that inhibition of Raf blocks the tumor forming potential of Ras. SUGEN has developed proprietary Raf-based assays and is screening for small molecule inhibitors of Raf. The Company believes that drugs that inhibit Raf signalling may arrest tumors driven by excessive Ras activity. The Company is pursuing its Raf Antagonist program in collaboration with ASTA Medica.

         Met TK Antagonist. Recent reports have shown that overexpression of Met TK may be implicated in a significant portion of tumors of the lung, stomach and colon. Moreover, Met TK may play a role in the metastasis of solid tumors. SUGEN has recently completed target validation studies on Met TK and has commenced screening against this target.

Psoriasis

         Psoriasis is a chronic skin disorder that affects approximately four million people in the United States, and annual treatment costs in this country are estimated at over $1.5 billion. There are few currently available drugs for this disease that offer satisfactory efficacy and safety. Hyperproliferation of keratinocytes contributes to psoriasis, and work by SUGEN and others has demonstrated that EGF TK signalling is required for the growth of keratinocytes. SUGEN's work in psoriasis is based in part on research conducted at HUJ.

         SU5271/EGF TK Antagonist. SU5271, a selective inhibitor of EGF-R signalling, represents the first extension of SUGEN's drug discovery platform into the field of dermatology. SUGEN received an exclusive, worldwide license from Zeneca for the dermatologic uses of SU5271 and has also filed its own method of treatment and other patent claims with respect to this compound.



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         SUGEN filed an IND  application  in late 1996 with FDA for the clinical testing of SU5271 in the  treatment of  psoriasis.  SU5271 is a synthetic  small
molecule  signal  transduction   inhibitor  that  blocks  keratinocyte   growth.
Hyperproliferating keratinocytes are a major constituent of psoriatic lesions which can be blocked by selectively inhibiting signalling of the EGF Receptor. The Company is currently conducting Phase I studies to evaluate the safety of the topical use of SU5271 in psoriatic patients at Mount Sinai Hospital in New York, New York.

Angiogenesis Inhibition in Ophthalmology

         A number of ophthalmological disorders involve neovascularization of different regions of the eye. Since Flk-1 TK is known to be important in other neovascularization processes (such as in tumors), it may also play a crucial role in ocular neovascularization. Thus, Flk-1 TK inhibitors might be therapeutically beneficial for treating ophthalmic disorders. In October 1996, the Company signed a collaboration agreement with Allergan to identify, develop and commercialize novel angiogenesis inhibitors for the treatment of ophthalmic diseases. Flk-1 TK and other angiogenesis targets are currently under evaluation.

Diabetes

         Both Type I and Type II diabetes are characterized by pathologically high levels of blood glucose due to lack of efficient cellular uptake and metabolism of glucose. Type I diabetics produce low levels of insulin and is thought to be caused by the autoimmune destruction of the pancreatic cells that make insulin. In contrast, Type II diabetics often produce elevated levels of insulin, although this insulin does not seem to have sufficient effect. All Type I and some Type II diabetics are treated with insulin. The long-term side effects of diabetes and of insulin therapy can be severe.

         Dr. Ullrich was the first to clone both insulin and the TK receptor to which insulin binds. In a normal state, the body secretes insulin which in turn binds to the insulin TK. These events activate the insulin TK signalling pathway, resulting in cellular uptake of glucose and glucose metabolism. In Type I and Type II diabetes, the TK signalling mechanism is impaired. Certain TPs appear to be involved in down regulating (dephosphorylating) the insulin TK signalling pathway. SUGEN believes that a small molecule which specifically inhibits these TPs may increase insulin TK signalling, thereby increasing glucose uptake and metabolism.

         The Company achieved reproducible proof of principle with its lead phosphatase inhibitor compounds in animal models of Type II diabetes. SUGEN's animal studies have demonstrated the ability of its initial lead compounds to lower blood glucose levels with efficacy comparable to currently available drugs. These compounds will serve as the starting point for medicinal chemistry and drug development with the aim of producing an optimized drug candidate to go forward into clinical development. Based on the mechanism of action of these compounds and their oral availability, the Company believes that it now has the opportunity to develop drug candidates for the treatment of both Type II (non-insulin dependent) and Type I (insulin dependent) diabetes.

Neurology

         TKs, TPs and their signalling pathways are known to play key roles in the maintenance of the central and peripheral nervous systems. Several known neurotrophic factors bind to TKs, and thereby regulate differentiation and survival of neurons. SUGEN has identified novel TKs and TPs whose expression is restricted to the nervous system and which may serve as therapeutic targets for intervention in neurological diseases. SUGEN has also identified lead compounds that act as selective TP inhibitors and are able to stimulate neuron differentiation in vitro models.

Immunology

         The role of TKs in the generation and maintenance of the human immune system has been clearly established by a number of researchers in different laboratories around the world. SUGEN has developed a number of immunology related assays which it is screening against its library of compounds and extracts. For example, ZAP-70, an intracellular TK, appears to be a primary regulator of the generation and function of the T-lymphocyte cell population of the immune system. This TK and other signal transduction molecules in the immune system represent potential drug discovery targets for identifying novel immunosuppressive and immuno-modulating drugs.


                                       24.

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The primary  clinical  indications that the Company is focusing on in immunology are immune suppression and asthma.

Corporate and Clinical Development Collaborations

         The Company's approach to corporate partnering is different in cancer than it is in other disease areas. Since the Company's goal is to build a vertically integrated cancer business in North America, it seeks to retain market rights to its proprietary cancer programs with respect to the core North American cancer market concentrated in the major cancer centers, but to find European and Asian partners willing to contribute substantially to the development effort in these programs as part of a geographical licensing arrangement. The Company's collaboration with Zeneca in cancer (see below) is the exception in that Zeneca gained world-wide rights to certain early stage programs in return for significant funding of SUGEN's cancer research efforts. Outside cancer, the Company aims to establish global collaborations focused on specific disease areas with partners that have strong preclinical and clinical development capabilities in the relevant disease area, in addition to the ability to fund the programs.

Zeneca Limited

         In January 1995, the Company established a research collaboration with Zeneca. In this collaboration, Zeneca and the Company seek to discover and develop novel small molecule signal transduction inhibitors that address certain substantial oncology markets. The collaboration covers five undisclosed cancer programs, but excludes all programs upon which the Company is currently building its own cancer business. The two companies have agreed upon specific programs to be included initially in the collaboration, with Zeneca supporting SUGEN's work on these programs for an initial term of five years. SUGEN performs target identification, target validation, assay development and screening for initial leads, while Zeneca scientists will concentrate on lead identification and optimization and preclinical and clinical development activities. Zeneca will market collaboration products worldwide. SUGEN has also granted Zeneca a right of first negotiation to expand this collaboration in order to encompass additional SUGEN cancer research projects, but has specifically excluded the cancer related projects that SUGEN already has in development.

         Under the terms of the agreement, Zeneca purchased 789,141 shares of Common Stock at a price of $15.84 per share. This $12.5 million equity investment, combined with Zeneca's $7.5 million participation in SUGEN's October 1994 initial public offering, increased Zeneca's ownership in the Company to approximately 20%. Zeneca has committed not to increase its holdings above this level without the approval of SUGEN's Board of Directors. Zeneca participated in the Company's September 1995 and October 1996 financings, purchasing an additional 281,875 and 509,000 shares, respectively, of Common Stock in order to maintain its ownership position. To date, Zeneca has invested approximately $29.5 million in the Company's Common Stock.

         In addition to its equity purchases and annual research funding, Zeneca paid a $5 million technology set-up fee to SUGEN, and will make milestone payments (which may be offset against royalties over time) tied to the progress of compounds in the collaboration, and royalties on worldwide sales of any collaboration products. SUGEN will also have the right to contribute to clinical development costs on each program, thereby earning participation in the North American profits from successful products coming out of such programs over and above its royalty entitlement. Apart from this option, Zeneca will be responsible for all development expenses. If a third party acquires 35% or more of SUGEN's voting stock, Zeneca may terminate the collaboration agreement but retain exclusive royalty-bearing license rights to any collaboration products for which IND filing preparations are complete and a separate license agreement has been executed. There can be no assurance that this collaboration will result in any milestones being achieved or any products being successfully developed.

         The agreement provides for SUGEN to be granted access to Zeneca's large proprietary collection of characterized chemical structures for screening against SUGEN's signal transduction targets, both within and outside this collaboration, subject to certain restrictions and a right of first licensing negotiation on Zeneca's part. Zeneca has granted to SUGEN the right of first negotiation to license from Zeneca oncology products (other than those specifically excluded under the agreement) which Zeneca decides to license to a third party.

         In January 1996, SUGEN licensed a small molecule inhibitor of the EGF TK from Zeneca. The compound, SU5271, was licensed from Zeneca as an extension of the original collaboration agreement SUGEN signed with


                                       25.

Zeneca. Under the terms of this license agreement, Zeneca granted to SUGEN an exclusive, worldwide license, with right to sublicense the compound, in exchange for milestone and royalty payments. The agreement provides that SUGEN shall have overall control and responsibility for the preclinical and clinical development, regulatory strategy, process development and commercialization of SU5271.

National Cancer Institute

         In April 1996, the Company entered into a Collaborative Research and Development Agreement ("CRADA") with the National Cancer Institute (the "NCI") for the application of SUGEN's proprietary transcript imaging technology in order to identify the differences in expression patterns of signal transduction genes that characterize each of the sixty tumor cell lines which constitute the NCI's screening panel. Following this transcript imaging analysis of the panel, the results will be correlated to the data generated over several decades at the NCI from the screening each year of many thousands of compounds and natural extracts against the panel. Interesting lead compounds from the NCI's open repository collection will be tested in SUGEN's target-specific signal transduction assays, and lead compounds from SUGEN will also be tested against the NCI panel. SUGEN will have the option to license discoveries made through this process for adoption into SUGEN's drug discovery programs.

ASTA Medica Aktiengesellschaft

         In December 1995, SUGEN and ASTA Medica entered into a collaboration to research, develop, manufacture, market and distribute potential oncology products based upon the Company's Pan-Her Antagonist and Raf Antagonist programs. Under the terms of the collaboration, ASTA Medica will undertake the medicinal chemistry and pharmaceutical development work on SUGEN's drug candidates, and will perform preclinical and clinical development in Europe in accordance with FDA standards. ASTA Medica paid SUGEN a $4 million technology set-up fee and is providing additional consideration in the form of contract services for non-collaboration work. Additionally, ASTA Medica purchased $9 million of Common Stock at a price of $20.88 per share. In due course, SUGEN may receive milestone payments in the two programs if they are successful. The agreement provides for ASTA Medica to receive exclusive marketing rights to collaboration products in Greater Europe (including countries and territories located in the former Soviet Union) and South America, subject to an obligation to pay royalties on net sales in such territories to SUGEN. ASTA Medica also has the right of first offer to manufacture for SUGEN territories. SUGEN retains market rights in the rest of the world, subject to a royalty payable to ASTA Medica in most circumstances.

         ASTA Medica is an international pharmaceutical company headquartered in Germany. The Company's research and development is focused on cancer, respiratory diseases/allergies, pain, inflammation and disorders of the central nervous system/epilepsy. The company is owned by Degussa, a German manufacturer of fine chemicals and precious metals.

Allergan

         In October 1996, SUGEN entered into a collaboration with Allergan to identify, develop and commercialize novel angiogenesis inhibitors for the treatment of ophthalmic diseases. The collaboration will also establish a comprehensive effort to identify and validate signal transduction targets for choroidal and retinal neovascularization. Allergan will be the exclusive corporate partner for SUGEN in ocular diseases of neovascularization and will have exclusive rights to all ophthalmic uses of collaboration products and collaboration know-how worldwide. In return, Allergan paid SUGEN a $2 million initial fee for past research services and will fund collaboration research and drug discovery at SUGEN for at least three years. Allergan initially purchased $4 million of Common Stock at $20.88 per share and purchased an additional 250,000 shares of Common Stock at $12.00 per share in SUGEN's October 1996 follow-on offering. SUGEN will also receive payments upon achievement of certain milestones and royalties with respect to worldwide sales of collaboration products. In addition, SUGEN will have the right to contribute to clinical development costs on each program, thereby earning participation in the North American and European profits from successful products coming out of such programs over and above its royalty entitlement. Apart from this option, Allergan will be responsible for all development expenses.

Research Collaborations



                                       26.

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         SUGEN's scientific  founders are Dr. Joseph  Schlessinger,  Chairman of the Department of Pharmacology at NYU, and Dr. Axel Ullrich, Director of the Department of Molecular Biology at MPI in Martinsried, Germany. In the fall of 1991, the Company entered into research collaboration agreements with both institutions. More recently the Company has established additional research collaborations in the target relating to TPs, TKs and STKs identification and screening areas.

New York University Medical Center

         In September 1991, SUGEN entered into a research and license agreement with NYU granting the Company an exclusive worldwide license to the commercial uses of TK, TP and STK technology being developed at NYU under the leadership of Dr. Schlessinger. The research program being conducted at NYU centers on an investigation of the mechanisms underlying the action of TKs, TPs and STKs and their physiological role, as well as identifying, isolating and cloning new TKs, TPs and STKs and the components of the signal transduction pathways emanating from these proteins. The research program is scheduled to expire in 2001. SUGEN's license to technology developed before or during the research program will survive indefinitely unless NYU terminates the agreement upon insolvency of the Company or due to a material breach by the Company. Upon such termination of the agreement, NYU will continue to own the rights to the technology it has developed under the agreement. The Company is obligated to pay royalties to NYU on sales of any SUGEN products for which an IND is filed within four years of the end of the NYU research period except for certain in-licensed products. As part of this arrangement, NYU purchased 200,000 shares of SUGEN Common Stock at the Company's formation.

Max-Planck Society

         SUGEN has formed research collaborations with two institutes of the Max-Planck Society ("MPS") in Germany. These collaborations include licenses from Garching Innovation GmbH ("Garching"), the licensing arm of MPS.

         Max-Planck-Institut fur Biochemie ("MPI"). The Company entered into a research and license agreement with MPI and Garching which expired in August 1997 but is expected to be extended in modified form. This agreement grants SUGEN an exclusive worldwide license to the commercial uses of TK and TP technology being developed at MPI under the leadership of Dr. Ullrich. The scope of the research program includes identification, isolation and cloning of novel receptor TKs and TPs, characterization of signal transduction pathway components and investigation of the normal biological role of these proteins as well as their role in disease. SUGEN's license to technology developed before or during the research program will survive indefinitely unless MPI terminates the agreement upon insolvency of the Company or due to a material breach by the Company. Upon such termination of the agreement, MPI will continue to own the rights to the technology it has developed under the agreement. The Company is obligated to pay royalties on sales of any products using this technology. As part of this arrangement, MPS currently owns 200,000 shares of SUGEN Common Stock purchased at the Company's formation.

         Max-Planck-Institut fur Physiologische und Klinische Forschung ("MPP"). In October 1993, SUGEN entered into an agreement with MPP and Garching to support the work of Dr. Werner Risau, a leading researcher in the area of angiogenesis. This agreement grants SUGEN the exclusive worldwide right to commercialize Dr. Risau's research on the inhibition of angiogenesis, vasculogenesis, vascular permeability, chemotaxis and neurite outgrowth. This research collaboration will terminate in October 1999. SUGEN's license to technology developed before or during the research program will survive indefinitely unless MPP terminates the agreement upon insolvency of the Company or due to a material breach by the Company. Upon termination of the agreement, MPP will own the rights to the technology it has developed under the agreement. The Company is obligated to pay royalties on sales of any products embodying this technology.

ArQule

         In September 1996, SUGEN entered into a collaboration agreement with ArQule to develop a proprietary collection of compounds designed to target binding sites common to many signal transduction molecules found in cell-signalling pathways. SUGEN provided lead chemical structures and new chemical structure scaffolds which enabled ArQule to use its Directed ArrayTM combinatorial synthesis technologies to build a novel collection of compounds with potentially broad applications for the pharmaceutical industry. The research program expired in


                                       27.

September 1997. SUGEN retains exclusive rights to this collection with respect to TK and STK targets, subject to certain payments and royalties to ArQule. ArQule retains responsibility for commercializing the collection for targets in other areas, subject to royalty-sharing arrangements with SUGEN.

Other Sources of Materials for Screening

         The Company has entered into a number of agreements designed to obtain novel biochemical and biological compounds and extracts for screening in its proprietary assay systems. These agreements cover a broad range of chemical entities from sources across the world. SUGEN also has an agreement with Panlabs, Inc. of Bothell, Washington for the supply of microbial and fungal extracts and the isolation and identification of active components from these extracts. The original agreement was entered into in March 1993, and is renewable for successive one year periods. The agreement most recently was amended in early 1997, under which Panlabs will supply the Company with a significant number of extracts from which the Company can select a portion to be designated as "selected organisms." SUGEN will own all rights to the selected organisms and the active compounds produced by them, including any derivatives. Panlabs is supplying other companies with similar extracts under similar conditions. In June 1995, SUGEN and Toyama Prefectural University of Tokyo initiated a collaboration to discover new drugs for the treatment of cancer and other diseases by inhibiting TKs and TPs and related molecules. A research team headed by Professor Toshikazu Oki in the University's Biotechnology Research Center is providing to SUGEN compounds from Toyama's microbial strain libraries for testing of potential biological activity. In July 1996, SUGEN and the Institutes of Botany and Microbiology of the Chinese Academy of Sciences
initiated  exclusive   collaborations  to  discover  novel  signal  transduction
inhibitor candidates and pharmacophores. The Institute of Botany and the Institute of Microbiology have provided to SUGEN extracts from the Institutes' plant and microbial collections for testing of potential biological activity against SUGEN's signal transduction targets. Other SUGEN compound sources include natural product libraries from around the globe, including microbial, fungal and plant extracts, as well as additional sources of small organic compounds.

Patents and Proprietary Technology

         The Company's success will depend in part on its ability to obtain patents, maintain trade secrets and operate without infringing on the proprietary rights of others, both in the United States and in other countries. Patent matters in biotechnology, and in particular with respect to receptors as screening tools and/or the DNA encoding them, are highly uncertain and involve complex legal and factual questions. Accordingly, the availability of and breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. As of September 30, 1997, SUGEN held exclusive rights to at least 12 issued U.S. patents and had filed and/or held exclusive licenses to approximately 148 United States patent applications, as well as related foreign patent applications. In addition, the Company has received notices of allowance for two applications containing claims relating to the use of SU101 in treating certain PDGFR related cancers and tumors. There can be no assurance that the Company will develop products or processes that are patentable, that patents will issue from any of the pending applications, or that claims allowed will be sufficient to protect the Company's technology. There can be no assurance that the Company's patents, if issued, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company. Competitors have been issued patents, may have filed applications or may obtain additional patents and proprietary rights relating to products or processes competitive with those of the Company or which could block the Company's efforts to obtain patents.

         A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in the field of TKs, TPs and STKs and related downstream signalling molecules. The commercial success of the Company will depend in part on SUGEN not infringing patents issued to competitors and not breaching the technology licenses upon which any Company products are based. The Company in the past has been, and from time to time in the future may be, notified of claims that the Company may be infringing patents or other intellectual property rights owned by third parties. Certain patent applications or patents of the Company's competitors may conflict with the Company's patents and patent applications, and SUGEN is aware that other companies have filed patent applications and have been granted patents in the United States and other countries claiming subject matter potentially useful or necessary to the Company. Such conflicts could result in a significant reduction in the scope of the coverage of the Company's issued or licensed patents. In addition, if patents are issued to other companies which contain competitive or conflicting claims and such claims are ultimately determined to be valid, the Company may be required to obtain licenses to these patents or to develop or obtain


                                       28.

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alternative technology.  If any licenses are required, there can be no assurance that the Company will be able to obtain any such license on commercially favorable terms, if at all, and if these licenses are not obtained, the Company might be prevented from pursuing the development of certain of its potential products. The Company's breach of an existing license or failure to obtain a license to any technology that it may require to commercialize its products may have a material adverse impact on the Company. Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents issued or licensed to the Company or to determine the scope and validity of third party proprietary rights. There can be no assurance that the Company's issued or licensed patents would be held valid by a court of competent jurisdiction. Even if the outcome of such litigation is favorable, the cost of such litigation and the diversion of the Company's resources during such litigation could have a material adverse effect on the Company. An adverse outcome could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology, any of which could have a material adverse effect on the Company. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. When patents issue in certain areas such as Japan and the European community, third parties can oppose such issuance. Should the relevant patent office institute a proceeding termed an opposition, the Company may decide to defend its patent. There can be no assurance that the Company will be successful or that the patent office will not revoke the patent or alter the scope of protection previously granted.

         SU101, a compound generally known by the name leflunomide, is a member of the isoxazole family of compounds. Leflunomide was discovered more than 15 years ago. A large pharmaceutical company holds a number of United States and foreign patents and has filed applications in the United States and abroad covering compositions of matter and pharmaceutical uses of leflunomide and structurally related compounds. While the Company believes at this time that it will receive method of use patent protection on SU101, there can be no assurance that any such patent protection will be issued. SUGEN believes its research and development and its clinical trials with SU101 in the United States are protected from claims of infringement of the United States patents because such activities are being conducted solely for uses reasonably related to development and submission of information to the FDA for regulatory approval. Although the Company cannot predict whether or when SU101 will be approved by the FDA for marketing in the United States, it believes that certain of the pharmaceutical company's patents in the United States may have expired when marketing does begin and that the remaining United States patents are either invalid or will not be infringed by the manufacture and sale of SU101. However, the Company has learned that additional patents have issued in the United States to the pharmaceutical company covering the use of leflunomide and structurally related compounds for the treatment of named cancers. The Company presently does not know if commercialization of SU101 will infringe these additional patents but believes that the additional patents may be subject to claims of invalidity as they relate to SU101. If the additional patents were determined to be valid with respect to SU101, the Company may be required to obtain a license from the pharmaceutical company in order to manufacture and sell SU101 in the United States. The Company presently does not intend to commercialize SU101 outside the United States. There can be no assurance that SU101 will not infringe the recently issued patents, that the term of the pharmaceutical company's other existing patents will not be extended, that the claims of the pharmaceutical company's pending patent applications will not be modified prior to issuance so as to enhance their validity or scope, or that a court will agree with the Company's beliefs regarding invalidity and non-infringement of the patents. To date, the pharmaceutical company has not threatened or commenced legal proceedings against the Company concerning possible patent infringement. There can be no assurance that the pharmaceutical company in the future will not assert claims against SUGEN or that the Company could reach agreement with the pharmaceutical company for a license for SU101 upon favorable terms or at all, if required. The inability of the Company to resolve this matter on favorable terms or at all could have a material adverse effect on the Company. In any event, the assertion of such claims, even if resolved favorably to the Company, could result in substantial costs to the Company.

         SUGEN also relies on trade secrets to protect technology, especially where patent protection is not believed to be appropriate or obtainable. SUGEN attempts to protect its proprietary technology and processes in part by confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. To the


                                       29.

extent that the Company or its consultants or research collaborators use intellectual property owned by others in their work for the Company, disputes may also arise as to the rights in related or resulting know-how and inventions.

Competition

         SUGEN is engaged in a rapidly changing field. Other products and therapies that will compete directly with the products that the Company is seeking to develop and market currently exist or are being developed. Competition from fully integrated pharmaceutical companies and more established biotechnology companies is intense and is expected to increase. Most of these companies have significantly greater financial resources and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing than the Company. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biotechnology companies. Many of these competitors have significant products that have been approved or are in development and operate large, well funded research and development programs. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for products and clinical development and marketing. These companies and institutions compete with the Company in recruiting and retaining highly qualified scientific and management personnel. In addition to the above factors, SUGEN will face competition based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. There is intense competition for access to libraries of compounds to use for screening and any inability of the Company to maintain access to sufficiently broad libraries of compounds for screening potential targets would have a material adverse effect on the Company. There is no assurance that the Company's competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than the Company.

Government Regulation

         The manufacturing and marketing of the Company's potential products and its ongoing research and development activities are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against the Company or its potential products.

         Prior to marketing in the United States, any drug developed by the Company must undergo rigorous preclinical and clinical testing and an extensive regulatory clearance process implemented by the FDA under the federal Food, Drug and Cosmetic Act. Satisfaction of such regulatory requirements, which includes satisfying the FDA that the product is both safe and effective, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Preclinical studies must be conducted in conformance with the FDA's good laboratory practice ("GLP") regulations. Before commencing clinical investigations in humans, the Company must submit to and receive approval from the FDA of an IND. There can be no assurance that submission of an IND would result in FDA authorization to commence clinical trials. Clinical testing must meet requirements for institutional review board oversight, informed consent and good clinical practice requirements and is subject to continuing FDA oversight. The Company does not have extensive experience in conducting and managing the clinical testing necessary to obtain regulatory approval. Clinical trials may require large numbers of test subjects. Furthermore, the Company or the FDA may suspend clinical trials at any time if they believe that the subjects participating in such trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND or the conduct of the trials.

         Before receiving FDA clearance to market a product, the Company will have to demonstrate that the product is safe and effective on the patient population that will be treated. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory clearances. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Similar delays also may be encountered in foreign countries. There can be no assurance that even after such time and expenditures, regulatory clearance will be obtained for any products developed by the Company. If regulatory clearance of a product is granted, such clearance will be limited to those disease states and conditions for which the product is useful, as demonstrated through clinical studies. Marketing


                                       30.

or promoting a drug for an unapproved indication is prohibited. Furthermore, clearance may entail ongoing requirements for postmarketing studies. Even if such regulatory clearance is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including costly recalls or even withdrawal of the product from the market. There can be no assurance that any compound developed by the Company alone or in conjunction with others will prove to be safe and efficacious in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing clearance.

         Outside the United States, the Company's ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within the European Community ("EC") certain registration procedures are available to companies wishing to market a product in more than one EC member state. If the regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, a marketing authorization will be granted. This foreign regulatory approval process includes all of the risks associated with FDA clearance set forth above.

Manufacturing

         The Company has no manufacturing facilities and relies on other manufacturers to produce its compounds for research and development, preclinical and clinical purposes. The products under development by the Company have never been manufactured on a commercial scale and there can be no assurance that such products can be manufactured at a cost or in quantities necessary to make them commercially viable. If the Company were unable to contract for a sufficient supply of its compounds on acceptable terms, or if it should encounter delays or difficulties in its relationships with manufacturers, the Company's preclinical and clinical testing schedule would be delayed, resulting in delay in the submission of products for regulatory approval or the market introduction and subsequent sales of such products, which could have a material adverse effect on the Company. Moreover, contract manufacturers that the Company may use must adhere to current Good Manufacturing Practices regulations enforced by the FDA through its facilities inspection program. If these facilities cannot pass a pre-approval plant inspection, the FDA pre-market approval of the products will not be granted.

Facilities

         SUGEN currently leases approximately 60,000 square feet of laboratory and office space in Redwood City, California. The Company leases this space under operating leases which last through November and December 1998. Approximately 48,000 square feet of the laboratory and office space currently under lease have three and five year renewal options at the end of the leases.

         In June 1997, the Company entered into a build-to-suit facility lease agreement. Construction of the new facility is targeted for completion during the fourth quarter of 1998, which coincides with the expiration of the Company's current facility leases. Although the Company has not expended significant amounts to date, the Company expects to invest in facility improvements and incur move-related costs during 1998 as it approaches building completion.

         The Company believes that the build-to-suit facility, in addition to its options for additional space at the business park, will be sufficient to meet its needs for the next several years. There can be no assurances, however, that such space will be available on favorable terms, if at all.

Employees

         As of September 30, 1997, the Company had 180 full-time employees, including a technical scientific staff of 134. The Company places an emphasis on obtaining the highest available quality of staff. The Company has selected and assembled a group of experienced scientists and managers with skills in a wide variety of disciplines, including molecular biology, medicinal chemistry and pharmaceutical development. None of the Company's


                                       31.

employees are covered by collective bargaining arrangements and management considers relations with its employees to be good.



                                       32.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information, as of the date hereof, with respect to the number of shares of Common Stock beneficially owned by each of the Selling Stockholders and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

         The Shares being offered hereby by the Selling Stockholders may be acquired, from time to time, upon (i) the conversion of $17,500,000 aggregate principal amount of the Notes and exercise of the Warrants and the Placement Fee Warrants, which were acquired by them from the Company in a private placement transaction pursuant to those certain Note Purchase Agreements, dated as of September 8, 1997 (the "Agreements"), and pursuant to an Engagement Agreement, dated August 20, 1997, between the Company and Diaz & Altschul Capital, LLC, as placement agent, and (ii) the payment by the Company of interest on the Notes in the form of Common Stock in lieu of cash, at the Company's option. This Prospectus covers the resale by the Selling Stockholders of up to approximately 1,780,000 Shares, plus, in accordance with Rule 416 under the Securities Act, such presently indeterminate number of additional Shares as may be issuable upon conversion of the Notes or payment of interest on the Notes, based upon fluctuations in the conversion price of the Notes. See "The Company-Recent Developments."

In accordance with registration rights granted to the Selling Stockholders, the Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep such Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Stockholders.

         The Company has agreed to register a specified number of Shares for resale by the Selling Stockholders. The number of Shares shown in the following table as being offered by the Selling Stockholders does not include such presently indeterminate number of shares of Common Stock as may be issuable upon conversion of the Notes and payment of interest on the Notes pursuant to the provisions thereof regarding determination of the applicable conversion price but which shares are, in accordance with Rule 416 under the Securities Act, included in the Registration Statement of which this Prospectus forms as part.

         The Shares covered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                                                                                     Ownership After
                                                                                                       Offering(1)
                                                                                             ---------------------------
                                                    Number of Shares          Number of
               Names of Selling                      Owned Prior to         Shares Being       Number of
                 Stockholders                        Offering (1)(2)         Offered (3)        Shares           Percent
-----------------------------------------------  ----------------------   ----------------   -------------   -----------
ACI/DA Investors I, LLC (4)(7).................           166,084             166,084              0               0%

Delta Opportunity Fund, Ltd. (5)(7)............           488,483             488,483              0               0%

Diaz & Altschul Group, LLC (5)(7)(9)...........            70,000              70,000              0               0%

Nelson Partners (6)............................           211,025             211,025              0               0%

Olympus Securities, Ltd. (6)...................           257,919             257,919              0               0%

Omicron Partners, LP ..........................           468,944             468,944              0               0%

OTATO Limited Partnership (7)..................            97,697              97,697              0               0%

Overbrook Fund I, LLC (7)(8)...................            19,539              19,539              0               0%


--------------


                                       33.




(1) Pursuant to the terms of the Notes, the Warrants and the Placement Fee Warrants, no Selling Stockholder can convert any portion of such Selling Stockholder's Notes if such conversion would increase such Selling Stockholder's beneficial ownership of the Common Stock (other than shares so owned through ownership of the Notes, the Warrants and the Placement Fee Warrants) to in excess of 4.9%. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2) Represents (i) the number of shares of Common Stock issuable upon conversion of the Notes calculated using an assumed conversion price of $13.906 with respect to the face value of the Notes, based upon certain conversion provisions of the Notes (which price could fluctuate from time to time on and after October 10, 1997 based on changes in the market price of the Common Stock), (ii) the number of shares of Common Stock which may be issued and paid in lieu of cash, at the Company's option, as interest on the Notes calculated using an assumed per share price of $13.906 (which price could fluctuate from time to time on and after October 10, 1997 based on changes in the market price of the Common Stock) and (iii) the number of shares of Common Stock issuable upon exercise of the Warrants and the Placement Fee Warrants at an exercise price of $16.74.

(3) Represents (i) the number of shares of Common Stock issuable upon conversion of the Notes calculated using an assumed conversion price of $13.906 with respect to the face value of the Notes, based upon certain conversion provisions of the Notes (which price could fluctuate from time to time on and after October 10, 1997 based on changes in the market price of the Common Stock), (ii) the number of shares of Common Stock which may be issued and paid in lieu of cash, at the Company's option, as interest on the Notes calculated using an assumed per share price of $13.906 (which price could fluctuate from time to time on and after October 10, 1997 based on changes in the market price of the Common Stock) and (iii) the number of shares of Common Stock issuable upon exercise of the Warrants and the Placement Fee Warrants at an exercise price of $16.74. This Prospectus also covers the resale of such presently indeterminate number of additional Shares as may be issuable upon conversion of the Notes or payment of interest on the Notes, based upon fluctuations in the conversion price of the Notes.

(4) Diaz & Altschul Advisors, LLC, a New York limited liability company ("D&A Advisors), is an advisor to ACI/DA Investors I, LLC ("ACI/DA") and may be deemed to share beneficial ownership of the Shares beneficially owned by ACI/DA. D&A Advisors disclaims such beneficial ownership.

(5) D&A Advisors serves as investment advisor to Delta Opportunity Fund, Ltd. ("Delta") and may be deemed to share beneficial ownership of the Shares beneficially owned by Delta by reason of shared power to dispose of the Shares beneficially owned by Delta. D&A Advisors is controlled by Diaz & Altschul Group, LLC ("D&A Group"). D&A Advisors and D&A Group disclaim beneficial ownership of the Shares beneficially owned by Delta.

(6) Citadel Limited Partnership is the managing general partner of Nelson Partners ("Nelson"), and the trading manager of Olympus Securities, Ltd. ("Olympus") and consequently has voting control and investment discretion over securities held by both Nelson and Olympus. The ownership information for Nelson does not include the Shares owned by Olympus and the ownership information for Olympus does not include the Shares owned by Nelson.

(7) An affiliate of OTATO Limited Partnership serves as a trading consultant to ACI/DA, Delta, Overbrook Fund I, LLC ("Overbrook") and D&A Group and may be deemed to share beneficial ownership of the Shares beneficially owned by such Selling Stockholders by reason of shared power to dispose of the Shares


                                       34.




          beneficially owned by such Selling Stockholders. Such affiliate disclaims beneficial ownership of such Shares.

(8) Mr. Arthur G. Altschul, Jr., a managing member of D&A Group, also serves as the managing member of Overbrook. Mr. Altschul may be deemed to share beneficial ownership of all Shares beneficially owned by Overbrook by reason of the power to dispose of the Shares beneficially owned by Overbrook. Mr. Altschul disclaims such beneficial ownership.

(9) Mr. Arthur G. Altschul, Jr., a managing member of D&A Group, served as Senior Director of Corporate Affairs of the Company until April 1996 and has served as a Consultant to the Company since May 1996.

                                       35.

                              PLAN OF DISTRIBUTION

         The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The Shares may be sold from time to time in transactions on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, including block trades in which brokers or dealers will attempt to sell the Shares as agent but may position and resell the block as principal to facilitate the transaction, or in one or more underwritten offerings on a firm commitment or best effort basis. Sales of Selling Stockholders' Shares may also be made pursuant to Rule 144 under the Securities Act, where applicable.

         To the extent required under the Securities Act, the aggregate amount of Selling Stockholders' Shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Stockholder and/or purchasers of Selling Stockholders' Shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         From time to time, one or more of the Selling Stockholders may pledge, hypothecate or grant a security interest in some or all of the Shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Stockholders hereunder. In addition, a Selling Stockholder may, from time to time, sell short the Common Stock of the Company, and in such instances, this Prospectus may be delivered in connection with such short sales and the Shares offered hereby may be used to cover such short sales.

         From time to time one or more of the Selling Stockholders may transfer, pledge, donate or assign such Selling Stockholders' Shares to lenders or others and each of such persons will be deemed to be a "Selling Stockholder" for purposes of this Prospectus. The number of Selling Stockholders' Shares beneficially owned by those Selling Stockholders who so transfer, pledge, donate or assign Selling Stockholders' Shares will decrease as and when they take such actions. The plan of distribution for Selling Stockholders' Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Stockholders hereunder.

         A Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with such Selling Stockholder, including, without limitation, in connection with distributions of the Common Stock by such broker-dealers. A Selling Stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the Common Stock to the broker-dealers, who may then resell or otherwise transfer such Common Stock. A Selling Stockholder may also loan or pledge the Common Stock to a broker-dealer and the broker-dealer may sell the Common Stock so loaned or upon a default may sell or otherwise transfer the pledged Common Stock.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not bid for or purchase shares of Common Stock during a period which commences one business


                                       36.

day (5 business days, if the Company's public float is less than $25 million or its average daily trading volume is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by such Selling Stockholder.

         The Shares were originally issued to the Selling Stockholders pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Company agreed to register the Shares under the Securities Act and to indemnify and hold the Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Stockholders of the Shares. The Company has agreed to pay all reasonable fees and expenses incident to the filing of this Registration Statement.

                                  LEGAL MATTERS

         The legality of the securities offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California.

                                     EXPERTS

         The financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



                                       37.

================================================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                               -----------------



                                TABLE OF CONTENTS
                                                                            Page

Available Information......................................................  1
Incorporation of Certain Documents by
  Reference................................................................  1
The Company................................................................  1
Risk Factors...............................................................  4
Business................................................................... 13
Selling Stockholders....................................................... 33
Plan of Distribution....................................................... 36
Legal Matters.............................................................. 37
Experts.................................................................... 37


================================================================================


================================================================================



                                1,780,000 Shares

                                  SUGEN, Inc.

                                  Common Stock

                               -----------------

                                   PROSPECTUS

                               -----------------

                               OCTOBER ___, 1997

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth the variousCexpensesoexpected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

SEC Registration Fee ..................................................  $10,670
Nasdaq National Market Listing Fee ....................................   17,500
Accounting Fees and Expenses ..........................................   10,000
Legal Fees and Expenses ...............................................   40,000
Miscellaneous Fees and Expenses........................................   10,000
                                                                       ---------

         Total                                                           $88,170
                                                                       =========


Item 15. Indemnification of Directors and Officers

         Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws also provide that the Registrant shall indemnify its directors and officers and may indemnify its other employees and other agents to the fullest extent not prohibited by Delaware law.

         The Registrant's Certificate of Incorporation provides for the elimination of liability of monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any dividends or approval of stock repurchases or redemption that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state of federal environmental laws.

         The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonable incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director of officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonable believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreement also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 16. Exhibits and Financial Statement Schedules

         The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

         (a)      Exhibits

     Exhibit
      Number                                                 Exhibit

       3.1           Restated  Certificate  of Incorporation, filed February 23,
                     1995. (2)

     3(ii).2         Bylaws of the Registrant.  (1)

       3.3 Certificate of Designation of Series A Junior Participating Preferred Stock of the Registrant. (3)

       4.1           Reference is made to Exhibits 3.1 through 3(ii).2.

       4.2           Specimen Stock Certificate. (1)

       4.3           Form of 5% Senior Custom Convertible Note due 2000. (4)

       4.4           Form of Common Stock Purchase Warrant. (4)

       5.1           Opinion of Cooley Godward LLP.

      10.67          Form of Note  Purchase Agreement,  dated as of September 8,
                     1997,  by  and   between the Company and the investor named
                     therein. (4)

       23.1          Consent of Ernst & Young LLP, Independent Auditors.

       23.2          Consent of Cooley Godward LLP, reference is made to Exhibit
                     5.1.


--------------

(1) Incorporated by reference to identically numbered exhibits filed in response to Item 16 "Exhibits" of the Company's Registration Statement on Form S-1, as amended (File Number 33-77074), which became effective October 4, 1994.
(2) Incorporated by reference to identically numbered exhibits filed in response to Item 14 "Exhibits" of the Company's Annual Report on Form 10-K for the year ended December 31, 1994.
(3) Filed as an exhibit to the Form 8-K Current Report dated July 26, 1995 and incorporated herein by reference.
(4) Filed as an exhibit to the Form 8-K Current Report dated September 18, 1997 and incorporated herein by reference.

Item 17. Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a) (3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and
(ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on the 9th day of October, 1997.

                                                     SUGEN, INC.


                                              By:    /s/ Stephen Evans-Freke
                                                     ---------------------------
                                                     Stephen Evans-Freke
                                                     Chief Executive Officer and
                                                     Chairman of the Board


         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities and on the dates indicated:

                  Signature             Title                       Date
                 ----------             -----                      ------

/s/ Stephen Evans-Freke         Chief Executive Officer and      October 9, 1997
----------------------------    Chairman of the Board
    Stephen Evans-Freke         (Principal Executive Officer)


/s/ Christine E. Gray-Smith     Vice President, Finance          October 9, 1997
---------------------------     (Principal Financial and
    Christine E. Gray-Smith     Accounting Officer)





/s/ Axel Ullrich                Director                         October 9, 1997
--------------------------
    Axel Ullrich


/s/ Richard D. Spizzirri        Director and Secretary           October 9, 1997
--------------------------
    Richard D. Spizzirri



/s/ Jeremy L. Curnock Cook      Director                         October 9, 1997
--------------------------
    Jeremy L. Curnock Cook

/s/ Charles M. Hartman          Director                         October 9, 1997
--------------------------
    Charles M. Hartman

/s/ Heinrich Kuhn               Director                         October 9, 1997
--------------------------
    Heinrich Kuhn


/s/ Donald E. Nickelson         Director                         October 9, 1997
--------------------------
    Donald E. Nickelson

/s/ Bruce R. Ross               Director                         October 9, 1997
--------------------------
    Bruce R. Ross

/s/ Glenn S. Utt, Jr.           Director                         October 9, 1997
-------------------------
    Glenn S. Utt, Jr.


                               Director                          October  , 1997
-------------------------
    Michael A. Wall